      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996

                                                  REGISTRATION NUMBER 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               DAILEY CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                          1389                       76-0503351
(State or other jurisdiction    (Primary Standard Industrial        (I.R.S. Employer
    of incorporation              Classification Code Number)       Identification No.)
   or organization)


                               2507 NORTH FRAZIER
                                 P.O. BOX 1863
                              CONROE, TEXAS 77305
                                 (713) 350-3399

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM D. SUTTON
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               DAILEY CORPORATION
                               2507 NORTH FRAZIER
                                 P.O. BOX 1863
                              CONROE, TEXAS 77305
                                 (713) 350-3399

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          ROBERT F. GRAY, JR.                             NICK D. NICHOLAS
      FULBRIGHT & JAWORSKI L.L.P.                     PORTER & HEDGES, L.L.P.
       1301 MCKINNEY, SUITE 5100                     700 LOUISIANA, 35TH FLOOR
       HOUSTON, TEXAS 77010-3095                     HOUSTON, TEXAS 77002-2764
            (713) 651-5151                                (713) 226-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / / _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / / ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

==================================================================================
    TITLE OF EACH CLASS OF     PROPOSED MAXIMUM OFFERING PRICE        AMOUNT OF
  SECURITIES TO BE REGISTERED           PER SHARE(1)             REGISTRATION FEE
- ----------------------------------------------------------------------------------
Class A Common Stock, $.01 par
  value per share..............           $46,000,000                 $15,863
=================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
===============================================================================

                               DAILEY CORPORATION
                             ---------------------

                             CROSS-REFERENCE SHEET
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)
                             ---------------------

               FORM S-1 ITEM AND CAPTION                 LOCATION OR PROSPECTUS CAPTION
      -------------------------------------------  -------------------------------------------
 1.   Forepart of the Registration Statement and
         Outside Front Cover Page of
         Prospectus..............................  Facing page of Registration Statement;
                                                   Cross Reference Sheet; Outside Front Cover
                                                      Page of Prospectus
 2.   Inside Front and Outside Back Cover Pages
         of Prospectus...........................  Inside Front Cover and Outside Back Cover
                                                      Pages of Prospectus
 3.   Summary Information, Risk Factors..........  Prospectus Summary; The Company; Risk
                                                      Factors
 4.   Use of Proceeds............................  Use of Proceeds; Management's Discussion
                                                   and Analysis of Financial Condition and
                                                      Results of Operations
 5.   Determination of Offering Price............  Underwriting
 6.   Dilution...................................  Risk Factors; Dilution
 7.   Selling Security Holders...................  *
 8.   Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                      Underwriting
 9.   Description of Securities to Be
         Registered..............................  The Offering; Description of Capital Stock
                                                      Registered
10.   Interests of Named Experts and Counsel.....  Experts; Legal Matters
11.   Information with Respect to the
         Registrant..............................  Outside Front Cover Page of Prospectus;
                                                      Prospectus Summary; Risk Factors; The
                                                      Company; Use of Proceeds; Dividend
                                                      Policy; Capitalization; Selected
                                                      Consolidated Financial Data;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations; Business and Properties;
                                                      Management; Certain Relationships and
                                                      Related Transactions; Security Ownership
                                                      of Management and Principal Stockholder;
                                                      Description of Capital Stock; Shares
                                                      Eligible for Future Sale; Consolidated
                                                      Financial Statements
12.   Disclosure of Commission Position on
         Indemnification for Securities
         Act Liabilities.........................  *

- ---------------

* Item is omitted either because it is inapplicable or the answer thereto is negative.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                   SUBJECT TO COMPLETION, DATED MAY 24, 1996

PROSPECTUS
                                4,000,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK
                             ---------------------
     All of the shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), offered hereby (the "Offering") are being sold by Dailey Corporation ("Dailey" or the "Company"). Prior to the Offering, there has been no public market for the Class A Common Stock. The Company has applied for listing of the Class A Common Stock on the Nasdaq National Market under the symbol "DALY", subject to official notice of issuance. It is currently anticipated that the initial public offering price will be between $
and $          per share. See "Underwriting" for factors to be considered in determining the initial public offering price.

     The Company's authorized capital stock includes Class A Common Stock and Class B Common Stock, par value $.01 per share ("Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). The Class A Common Stock is substantially identical to the Class B Common Stock, except with respect to voting rights. The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled five votes per share. See "Description of Capital Stock".
                             ---------------------
       SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN
           FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC             DISCOUNT(1)          COMPANY(2)
                                  ---------------------------------------------------------------
Per Share.........................           $                   $                    $
Total (3).........................           $                   $                    $

- ---------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".

(2) Before deducting expenses payable by the Company, estimated to be
    $          .

(3) The Company has granted the several Underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of Class A Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting".

     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale when, as and if issued to and accepted by the Underwriters. The Underwriters reserve the right to reject orders in whole or part. It is expected that delivery of the shares of Class A Common Stock will be
made against payment therefor in New York, New York on or about             ,
1996.
                             ---------------------
JEFFERIES & COMPANY, INC.                                    SOUTHCOAST CAPITAL
                                                                CORPORATION

            , 1996

                           (GRAPHICS TO BE PROVIDED)

     Prior to the Offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements reported on by independent public accountants following the end of each fiscal year and such interim reports as it may determine to be necessary or desirable.

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" or "Dailey" shall mean Dailey Corporation, its predecessors and its and their subsidiaries, unless the context otherwise requires. Unless otherwise noted herein, the information contained in this Prospectus gives effect to the Reorganization and a 5,000-for-one exchange of the Class B Common Stock (the "Stock Split") that will be effected immediately prior to the closing of the Offering and assumes the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

     Dailey Corporation provides directional drilling services and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. Founded in 1945 as a rental tool Company, the Company began offering directional drilling services in 1984 and currently provides such services in the Gulf of Mexico, the United States Gulf Coast region, and most recently, Venezuela and the Austin Chalk formation in Texas and Louisiana. The Company's directional drilling services include computer-aided planning of optimum well path and drilling procedures, on-site supervision, measurement-while-drilling ("MWD") services and sourcing and supply of MWD equipment and related drilling tools.

     The Company offers an array of downhole tools, which it selectively markets in every major oil and gas exploration and production region in the world. Dailey introduced the first drilling jar to the oil and gas industry and currently is the leading supplier of drilling jars to the rental tool market worldwide. In addition to drilling jars, the Company's other downhole tools include hydraulic fishing jars, coiled tubing jars, MWD equipment, downhole drilling motors, thrusters for directional drilling and drilling shock absorbers. The Company manufactures certain of its tools, purchases others, and obtains others through third-party rentals.

     Recent advances in directional drilling technologies combined with advances in the identification and location of oil and gas reserves have made many marginal or otherwise uneconomical reservoirs economically feasible to produce. In many oilfield applications, directional drilling techniques, which include directional and horizontal drilling, extended-reach drilling and short-radius drilling, offer significant economic advantages over conventional drilling, such as reduced drilling time and expense, accelerated production rates and enhanced reservoir recovery. The Company offers drilling services for directional and horizontal applications and offers its downhole tools for all advanced drilling techniques. The Company responds to its customers' needs by providing quality drilling services and highly-reliable downhole tools capable of improving drilling efficiency, reducing the risk that expensive drilling components will be lost downhole and enhancing overall exploration and development economics.

     The Company believes that its reputation for quality and reliability has resulted in worldwide industry recognition of the Dailey(R) name. In addition, the proprietary designs of many of the Company's principal products, its ability to attract and retain highly-qualified and experienced personnel, and its ability to design, develop and market new and complementary products and services are believed by the Company to be important competitive advantages.

                                    STRATEGY

     The Company's strategy is to accelerate its transition into an integrated provider of downhole tools and related services. The Company believes this strategy is responsive to its customers' preferences to purchase as many products and services as possible from a single provider. The Company intends to implement this strategy by (i) expanding its directional drilling services and related product offerings, (ii) marketing products and services directly to the end-user, (iii) introducing new products and services through technological innovation and (iv) acquiring complementary businesses and assets.

     Expand Directional Drilling Services and Related Product Offerings. The Company's immediate strategy is to implement a significant expansion of its directional drilling business, both in the geographic scope and in types of drilling services it offers. Directional drilling services have been increasingly important to the Company's business because a growing percentage of the Company's downhole tools is rented in connection with providing such services.

     Market Products and Services Directly to the End-User. Dailey traditionally has marketed its downhole tools directly to the end-user through its direct sales force and agents, rather than rely on third-party distribution of its products and subcontracting of its services. The Company believes this strategy has resulted in higher profit margins and intends to continue this marketing strategy.

     Introduce New Products and Services through Technological Innovation. The Company believes that its emphasis on distribution of its downhole tools directly to its customers has enhanced its ability to identify, design, develop and market to these customers new products and improved products that are responsive to its customers' needs. Dailey will continue to emphasize direct interaction with its customers as a method of identifying new product opportunities to keep pace with changing drilling technology trends and as a means of refining its existing downhole tools to protect and expand its reputation for quality downhole tools and directional drilling services.

     Acquire Complementary Businesses and Assets. The Company is actively seeking strategic acquisitions that will provide additional and complementary products and services. The Company believes that acquisition candidates are available that will allow Dailey to increase market share for its downhole tools in existing markets, add new and complementary products and services and expand marketing and distribution channels for its downhole tools and directional drilling services. The directional drilling services industry recently has experienced consolidation in response to increased demand for companies offering a full range of advanced drilling tools and services. The Company believes that this trend will continue and will present opportunities for Dailey to increase the breadth and geographic scope of its directional drilling services through strategic acquisitions. In addition, the Company believes that it can expand the scope of the products and services it offers through the purchase or manufacture of complementary tools and technology and by hiring experienced service personnel.

                                  THE OFFERING

Class A Common Stock.............................  4,000,000 shares
Common Stock outstanding after the Offering:
  Class A Common Stock(1)(2).....................  4,360,000 shares
  Class B Common Stock(2)........................  5,000,000 shares
Use of Proceeds..................................  Of the net proceeds from the Offering, the
                                                   Company intends to use approximately $15.0
                                                   million for capital expenditures for
                                                   downhole tools; approximately $12.0
                                                   million for repayment of indebtedness to
                                                   the Company's principal stockholder; and
                                                   the balance to fund acquisitions of
                                                   complementary businesses and assets and
                                                   for working capital and other general
                                                   corporate purposes. See "Use of Proceeds".
Nasdaq National Market Symbol....................  DALY

- ---------------

(1) Includes 360,000 shares to be issued on completion of the Offering as restricted stock awards to certain key employees pursuant to the Company's 1996 Key Employee Stock Plan, but excludes 540,000 shares reserved for issuance under such plan. Also excludes 100,000 shares reserved for issuance under the Company's 1996 Non-Employee Director Stock Option Plan.

(2) Class A Common Stock is substantially identical to Class B Common Stock except with respect to voting rights. Each share of Class A Common Stock entitles the holder thereof to one vote per share, and each share of Class B Common Stock entitles the holder thereof to five votes per share in all matters submitted to the stockholders for a vote. See "Risk
    Factors -- Special Voting Rights of Class B Common Stock; Relationship with Lawrence Industries" and "Certain Relationships and Related Transactions". In addition, shares of Class B Common Stock may be converted into an equal number of shares of Class A Common Stock at any time upon election of the holder thereof. Shares of Class B Common Stock convert automatically into an equal number of shares of Class A Common Stock in the event such shares of Class B Common Stock are transferred to a person or entity that is not a member of the Lawrence Group (as defined in the Certificate of Incorporation). See "Description of Capital Stock -- Class A and B Common Stock".

                             PRINCIPAL STOCKHOLDER

     Prior to the Offering, the Company was wholly-owned by Dailey Holdings Inc., a wholly-owned subsidiary of Lawrence Industries, Inc. References in this Prospectus to "Lawrence" shall mean Lawrence Industries, Inc. and Dailey Holdings Inc. Following the Offering, Lawrence will own 100% of the Company's outstanding Class B Common Stock, which will represent 53% of the total outstanding Common Stock (50% if the Underwriters' over-allotment option is exercised in full) and 85% of the total voting power of the Company's outstanding Common Stock (83% if the Underwriters' over-allotment option is exercised in full) and thus will be able to elect the Company's directors and control its management. See "Risk Factors -- Special Voting Rights of Class B Common Stock; Relationship with Lawrence Industries" and "Certain Relationships and Related Transactions".

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for each of the years in the four year period ended April 30, 1995, have been derived from audited consolidated financial statements of the Company. The selected consolidated data for the year ended April 30, 1996, has been derived from the unaudited consolidated financial statements of the Company. The Consolidated Statement of Operations Data for the years ended April 30, 1994 and 1995, and the Consolidated Balance Sheet Data as of April 30, 1995, are derived from the Company's audited consolidated financial statements appearing elsewhere in this Prospectus and the Consolidated Statement of Operations Data for the year ended April 30, 1996, and the Consolidated Balance Sheet Data as of April 30, 1996, are derived from the Company's unaudited consolidated financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                          FISCAL YEAR ENDED APRIL 30,
                                                    -----------------------------------------------------------------------
                                                       1992           1993           1994           1995           1996
                                                    ----------     ----------     ----------     ----------     -----------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Rental income...................................  $   30,591     $   28,746     $   32,393     $   36,691     $   42,987
  Sales of products and services..................      11,180          8,742         11,422         12,172         15,952
                                                       -------        -------        -------        -------        -------
    Total revenues................................      41,771         37,488         43,815         48,863         58,939
Cost of rentals and services:
  Cost of rentals.................................      26,268         25,078         27,484         30,185         33,619
  Cost of products and services...................       5,116          4,003          5,124          6,889          7,927
                                                       -------        -------        -------        -------        -------
    Total cost of rentals and services............      31,384         29,081         32,608         37,074         41,546
Selling, general and administrative expenses......       7,422          6,783          6,985          9,107         11,483
Research and development expenses.................       1,224          1,262            736            775            728
                                                       -------        -------        -------        -------        -------
Operating income..................................       1,741            362          3,486          1,907          5,182
Interest expense, net.............................          29            285            513          1,001            863
Other (income)/expense, net.......................          78           (435)          (225)           190            (16 )
Foreign exchange (gain)/loss......................         111            228            122            (90)           239
                                                       -------        -------        -------        -------        -------
Income before income taxes and extraordinary
  item............................................       1,523            284          3,076            806          4,096
Income tax expense................................       1,101            898          1,075            838          1,429
Extraordinary item(1).............................       1,535             --             --             --             --
                                                       -------        -------        -------        -------        -------
Net income/(loss).................................  $    1,957     $     (614)    $    2,001     $      (32)    $    2,669
                                                       =======        =======        =======        =======        =======
Historical earnings per share(2)..................  $      .37     $     (.11)    $      .37     $     (.01)    $       --
Pro forma earnings per share......................                                                                      42
Average common and common equivalent shares
  outstanding(3)..................................   5,360,000      5,360,000      5,360,000      5,360,000      6,360,000
OTHER DATA:
Depreciation and amortization.....................  $    3,600     $    4,114     $    4,323     $    5,428     $    5,726
Capital expenditures..............................                      4,259         11,132         15,015         12,275

                                                                                                            AS OF
                                                                                                        APRIL 30, 1996
                                                                                                     --------------------
                                                                                                     ACTUAL      ADJUSTED
                                                                                                     -------     --------
CONSOLIDATED BALANCE SHEET DATA:
Total assets....................................................................................     $56,343     $83,833
Working capital.................................................................................       7,767      28,150
Long-term debt, less long-term debt payable to affiliates.......................................       6,866       6,866
Long-term debt payable to affiliates............................................................       1,100           0
Stockholders' equity............................................................................      35,696      64,946

- ---------------

(1) Relates to proceeds received by the Company in settlement of a lawsuit.

(2) Adjusted to give effect to the Stock Split and the Reorganization. See "The Company -- Reorganization; Relationship with Lawrence".

(3) The average number of shares outstanding at April 30, 1992, through 1996 have been adjusted to give pro forma effect to the Stock Split and Reorganization and the issuance of 360,000 shares of Class A Common Stock to Messrs. Farr, Sutton and Tighe immediately following consummation of the Offering. The average number of shares outstanding at April 30, 1996, also gives pro forma effect to the number of shares whose proceeds are deemed to be used to repay the $10.0 million promissory note paid as a dividend on May 29, 1996.

                                  RISK FACTORS

     Prospective Purchasers of the Class A Common Stock offered hereby should consider carefully the following factors as well as the other information provided elsewhere in this Prospectus before deciding to invest in the Class A Common Stock offered hereby.

DEPENDENCE ON VOLATILE OIL AND GAS INDUSTRY

     Demand for the Company's downhole tools and directional drilling services depends to a large extent upon the level of exploration and production activity in the oil and gas industry and the industry's willingness to spend capital on drilling operations, which in turn depends in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves, domestic and international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's downhole tools and directional drilling services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect the demand and pricing of the Company's downhole tools and directional drilling services. A material decline in oil or natural gas prices or activities could materially adversely affect the demand for the Company's downhole tools and directional drilling services and, therefore, the Company's results of operations.

COMPETITION

     The markets for the Company's directional drilling services and downhole tools are highly competitive and characterized by continual changes in technology. Many of the Company's existing and potential competitors have substantially greater marketing, distribution, financial and technical resources than the Company. There can be no assurance that the Company's downhole tool rentals and directional drilling services will continue at current volumes or prices if its current competitors or new market entrants introduce new products or services with better features, performance, price or other characteristics than the Company's products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on the Company's results of operations. See "Business and Properties -- Competition".

TECHNOLOGICAL EVOLUTION AND PRODUCT OBSOLESCENCE

     The markets for specialized downhole drilling and fishing tools used in oil and gas drilling and workover applications and directional drilling services are characterized by continual technological developments that have resulted in, and likely will continue to result in, substantial improvements in product function and performance and in the scope and quality of directional drilling services. Whether the Company can develop and produce successfully, on a timely basis, new and enhanced downhole tools that embody new technology, meet evolving industry standards and practice, and achieve levels of capability and price that are acceptable to its customers, will be significant factors in determining the Company's ability to compete. There can be no assurance that the Company will not encounter resource constraints or technical or other difficulties that could delay introduction of new products and services in the future. If the Company is unable, for technological or other reasons, to develop and commercialize competitive products in a timely manner in response to changes in the rental tool industry or directional drilling industry or changes in technology, its business and operating results will be materially and adversely affected. In addition, the Company's continuing development of new products inherently carries the risk of inventory obsolescence with respect to its older products. See "Business and Properties -- Research and Development".

INTELLECTUAL PROPERTY

     Certain features of the Company's downhole tools have been granted United States and foreign patent protection, or have patent applications pending. In addition, both the Dailey trademark and servicemark are registered in the United States and various foreign countries. The loss or abandonment of such trademarks and servicemarks could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company's patents will prove enforceable, that any patents for which the Company has made application will be issued, or that competitors will not develop functionally similar products outside the protection of any patents the Company has or may obtain. Furthermore, after Dailey's patents expire, the Company's competitors could develop products substantially similar to the Company's downhole tools. Litigation resulting in the invalidation of certain of the Company's patents, or a ruling that the Company's products infringe patents held by others, could have a material adverse effect on the Company's results of operations and financial condition. See "Business and Properties -- Intellectual Property".

LIQUIDITY AND WORKING CAPITAL REQUIREMENTS; UNCERTAINTY IN OBTAINING FINANCING

     While the Company's operations have generated positive cash flow in each of the past five years, the Company's future cash flow is subject to a number of variables, including the level of domestic and worldwide oil and gas exploration and development activity, and the Company can provide no assurance that its cash flow from operations, net proceeds of the Offering and its borrowing capacity will be sufficient to fund its anticipated capital expenditures and working capital requirements. During the past several years, the Company has funded its working capital requirements through cash generated from operations, its credit facility, asset sales and, when necessary, advances from Lawrence. Upon completion of the Offering, it is anticipated that Lawrence will no longer be a source of advances for funding the Company's working capital requirements. The Company currently has a $3.0 million revolving credit facility, of which approximately $1.3 million was drawn by the Company as of April 30, 1996. The Company may in the future seek financing from third parties in addition to its existing credit facility to fund such expenditures and requirements. However, there can be no assurance that additional financing will be available to the Company on economically acceptable terms. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources".

ACQUISITION STRATEGY

     The Company anticipates that a substantial portion of the net proceeds from the Offering may be used to finance expansion through acquisitions of existing businesses. See "Use of Proceeds". Nevertheless, there can be no assurance that attractive acquisitions will be available to the Company at reasonable prices or that any acquisition achieved ultimately will prove to be a successful undertaking by the Company. The Company may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Such additional debt service requirements may represent a significant burden on the Company's results of operations and financial condition. The issuance of additional equity or convertible securities could result in significant additional dilution to stockholders and result in significant additional shares available for future resale. There also can be no assurance that the Company will successfully integrate the operations and assets of any acquired business with its own or that the Company's management will be able to manage effectively the increased size of the Company or operate a new line of business. Any inability on the part of the Company to integrate and manage acquired businesses could have a materially adverse effect on the Company's results of operations or financial condition.

DEPENDENCE ON KEY PERSONNEL; ABILITY TO ATTRACT AND RETAIN QUALIFIED
PROFESSIONALS

     The Company believes that its success will depend to a significant extent upon the continued services of certain key individuals, particularly J. D. Lawrence, Chairman of the Board, James F. Farr, President and Chief Executive Officer, William D. Sutton, Senior Vice President, General Counsel and Secretary and David T. Tighe, Senior Vice-President -- Finance and Treasurer. The Company has entered into employment agreements with these individuals. The loss of the services of any of these individuals could have a material adverse effect on the Company. See "Management".

     The directional drilling services offered by the Company require it to recruit and retain highly-qualified drilling consultants with extensive industry experience. The Company believes that its success also will depend to a significant extent upon its continued ability to recruit and retain such drilling consultants, and in this regard, there can be no assurance that the Company's efforts to recruit and retain such individuals will be successful. See "Business and Properties -- Competition".

DEPENDENCE ON LIMITED NUMBER OF PRODUCT LINES

     In fiscal 1996, the Company derived approximately 57% of its total revenues from drilling jar rentals and related products. A sustained decrease in demand for these products and services, whether caused by declines in drilling activity, technological innovations or other competitive factors, could adversely affect the Company's operating performance. The Company's future success will depend upon continued demand for its drilling jars, and its ability to enhance its existing products and services, develop additional products and services, and supply its products and services to meet industry demands. See "Business and Properties -- Directional Drilling Services and Rental Products".

OPERATING RISKS AND INSURANCE

     The operations of the Company's customers are subject to hazards inherent in the oil and gas industry, such as fires, explosions, craterings, blowouts and oil spills, which can cause serious personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. In addition, the Company's customers that are engaged in the drilling and workover business may be subject to claims for loss of oil and gas production and damages to formations. If a catastrophic event were to occur at a location where the Company's products or services are being provided, the Company could be named as a defendant or third-party defendant in lawsuits asserting potentially large claims. See "Business and Properties -- Operating Risks and Insurance".

     The Company maintains insurance coverage that it believes to be customary in the industry against certain of these hazards, however, such insurance provides for substantial deductibles and premium adjustments based on claims experience and excludes coverage for damages resulting from environmental damage and pollution or breach of contract or claims based on alleged fraud or deceptive trade practices. Insurance cannot provide complete protection against casualty losses. There can be no assurance that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable or that insurance will continue to be available on terms as favorable as those of its existing arrangements. A claim or suit against the Company in excess of the coverage limits maintained by the Company could have a material adverse effect on the Company's financial condition and results of operations. See "Business and Properties -- Operating Risks and Insurance".

VENDOR SUPPLY INTERRUPTION; RELIANCE ON CERTAIN SUPPLIERS

     The Company assembles all of its downhole tools and manufactures a portion of the components for its downhole tools. The manufacturing processes performed by the Company require a ready supply of high-quality, special alloy steel. Consistent with the recent upturn in the demand for steel and other raw materials used in the oil and gas industry, the Company has begun to experience longer lead times for delivery of raw materials, primarily steel, which requires the Company to predict further in advance its needs for such materials. While the Company has not experienced significant supply or quality control problems to date with its various suppliers of steel and other raw materials, any supply or quality control problems could significantly affect the Company's ability to meet production schedules and commitments, which could have a material adverse effect on the Company's results of operations. See "Business and Properties -- Raw Materials".

     Most of the Company's downhole tools incorporate certain products or technology supplied in part by third parties. Although the Company is not presently experiencing and does not anticipate any significant supply or quality control problems with its vendors, such problems, if they were to occur, could have a material adverse effect on the Company's ability to meet future production and sales commitments, which could adversely affect the Company's results of operations. In addition, during the past five years, one vendor has been the Company's only supplier of filters that go into the Company's hydraulic downhole tools. The Company has not identified alternative suppliers for such filters. To date, the Company has not experienced supply problems with this vendor. However, any difficulty with such supplier combined with any difficulty in finding and utilizing alternative sources for these filters could have a material adverse effect on the Company's results of operations. See "Business and Properties -- Manufacturing".

     The Company purchases all of its MWD units used in connection with its directional drilling services from a single supplier. The Company believes that reliable MWD units are available for third party purchase from only a few vendors worldwide. Although the Company has not experienced significant supply or quality control problems to date with its supplier, there can be no assurance that the Company will be able to purchase MWD units from the other vendor of such units. Any difficulty in obtaining MWD units from this supplier, as a result of manufacturing delays or other reasons, could have a material adverse effect on the Company's results of operation and financial condition.

INTERNATIONAL OPERATIONS; FOREIGN EXCHANGE

     The Company's international operations, which accounted for approximately 41% of its total revenues in fiscal 1996, are subject to special risks inherent in doing business outside the United States, including governmental instability, war and other international conflicts, civil and labor disturbances, requirements of local ownership, partial or total expropriation, nationalization, currency devaluation, foreign exchange controls, and foreign laws and policies, each of which may limit the movement of assets or funds or result in the deprivation of contract rights or the taking of property without fair compensation. Collections and recovery of rental tools from international customers and agents may prove more difficult due to the uncertainties of foreign law and judicial procedure. The Company may therefore experience significant difficulty resulting from the political or judicial climate in countries in which it operates. From time to time the United States has passed laws and imposed regulations prohibiting or restricting trade with certain nations. There can be no assurance that future laws and regulations will not limit materially the Company's international business. Although most of the Company's international revenues are derived from transactions denominated in United States dollars, the Company has and likely will continue to conduct, some business in currencies other than the United States dollar. Accordingly, its profitability has been and will continue to be affected by fluctuations in foreign exchange rates. Foreign currency translation gains and losses during each of fiscal 1994, 1995 and 1996 netted to a $122,000 loss, a $90,000 gain and a $239,000 loss, respectively. The Company believes that revenues from transactions denominated in foreign currencies will increase as a percentage of total revenues due to continued expansion of the Company's operations in Venezuela and the recently imposed requirement of the Venezuelan government that it will require a greater percentage of transactions be conducted in bolivars. At April 30, 1996, the balance of cash and accounts receivable denominated in bolivars was approximately $2.6 million. The Company expects this balance to increase as the Company's Venezuelan operations expand. See "Management's Discussion and Analysis of Results of Operations and Financial Conditions" and "Business and Properties -- International Operations".

CREDIT RISK FROM SALES ARRANGEMENTS

     In various international markets, the Company utilizes independent international agents to market its downhole tools, who in some cases also are responsible for the collection of, and remittance to Dailey of, the accounts receivable from Dailey's customers in these markets. The inability of the Company's international agents to remit accounts receivable on a timely basis, or a significant number of payment defaults by certain of the Company's independent agents, could have a material adverse effect on the Company's results of operations.

SPECIAL VOTING RIGHTS OF CLASS B COMMON STOCK; RELATIONSHIP WITH LAWRENCE

     Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes, with both classes of Common Stock voting together as a single class. Upon completion of this Offering, Lawrence, which is owned by the Chairman of the Board of the Company and trusts for his family, will beneficially own all of the Class B Common Stock, and will thereby control approximately 85% of the combined voting power of the outstanding Common Stock (83% if the Underwriters' over-allotment option is exercised in full). Accordingly, Lawrence and, indirectly, the Company's Chairman of the Board will be in a position to elect the Company's board of directors and otherwise control the business policies of the Company. The Company and Lawrence have entered into various ongoing contractual arrangements including a Tax Allocation Agreement, Registration Rights Agreement and arrangements governing the leasing by the Company of its executive offices and certain service, storage and other facilities from Lawrence. See "Certain Relationships and Related Transactions" and "Description of Capital
Stock -- Class A and B Common Stock".

ABSENCE OF PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

     Prior to the Offering, there has been no public market for the Class A Common Stock. Although application has been made for listing of the Class A Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or continue upon completion of the Offering. The initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters (the "Representatives") and may not be indicative of the market price of the Class A Common Stock after the Offering. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting". The market price of the Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of the Company's business strategy, general trends in the oil and gas industry, competition, product obsolescence, changes in federal regulations affecting the Company or the oil and gas industry and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. Such broad fluctuations could affect adversely the market price of the Class A Common Stock. See "Underwriting".

POSSIBLE ANTI-TAKEOVER EFFECTS

     The Company's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company whether or not such person chooses to negotiate with the Board of Directors. The provisions include super-majority stockholder approval for certain mergers with, and sales of substantially all of the Company's assets to, third parties, authorized "blank check" preferred stock, a classified Board of Directors and restrictions on removal of directors. In addition, the Certificate of Incorporation provides for two classes of stock, Class A Common Stock, which is entitled to one vote per share, and Class B Common Stock, which is entitled to five votes per share. The Class B Common Stock converts automatically into an equal number of shares of Class A Common Stock upon the transfer of such shares to a member outside the Lawrence Group. See "Description of Capital Stock".

ADVERSE EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the Offering, there will be outstanding 4,360,000 shares of Class A Common Stock (4,960,000 shares if the Underwriters' overallotment option is exercised in full), which includes 360,000 shares of restricted stock issued immediately following the Offering to certain executive officers pursuant to the 1996 Key Employee Stock Plan. In addition, an aggregate of 640,000 unissued shares of Class A Common Stock have been reserved for issuance pursuant to the Company's 1996 Key Employee Stock Plan and 1996 Non-Employee Director Stock Option Plan. The Company also will have outstanding 5,000,000 shares of Class B Common Stock, which automatically convert into 5,000,000 shares of Class A Common Stock upon the transfer of such shares to any person or entity that is not a member of the Lawrence Group (as defined in the Certificate of Incorporation). The 4,000,000 shares of Class A Common Stock offered hereby will be eligible for resale in the public market without restriction under the Securities Act, except to the extent that any such shares are acquired by affiliates of the Company. The shares of Class A Common Stock held by the Company's affiliates and the shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock will be subject to resale in accordance with Rule 144 under the Securities Act. Sales of a substantial number of shares of Class A Common Stock may adversely affect the market price of the Class A Common Stock. The Company, Lawrence and Messrs. Farr, Sutton and Tighe have agreed that they will not, without the prior written consent of the Representatives, offer for sale, sell or otherwise dispose of any shares of Common Stock (other than pursuant to existing employee benefit plans or outstanding options) or securities convertible into or exchangeable for Common Stock or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to option plans existing on the date hereof), for a period of 180 days after the date of this Prospectus.

     The Company also is obligated, upon the written request of Lawrence, on up to two separate occasions, to file a registration statement under the Securities Act registering a minimum of 1.0 million shares of Common Stock owned by Lawrence, which may be in the form of an underwritten offering. Additionally, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, Lawrence is entitled to notice of such registration and is entitled to include all or a portion of its holdings of the Company's securities in such registration, subject to certain exceptions and limitations, including the right of the underwriters (if any) of any such offering to exclude for marketing reasons some or all of such securities from such registration. No prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future. See "Description of Capital Stock -- Registration Rights Agreement" and "Shares Eligible for Future Sale".

BENEFITS OF THE OFFERING TO LAWRENCE

     Lawrence will benefit from the Offering, principally through the increased liquidity of its holdings, which results from the creation of a public market for Class A Common Stock, into which Class B Common Stock is convertible at any time by Lawrence and automatically upon transfer to a person or entity who is not a member of the Lawrence Group, and through the potential unrealized gains in the value of the Class B Common Stock held by it. Based upon the difference
between an assumed initial public offering price of $          per share of
Class A Common Stock and the average price per share of Class B Common Stock paid by Lawrence prior to the Offering; Lawrence will have potential unrealized
gains of $          per share, or an aggregate of $     million. See "Dilution".

DILUTION

     A purchaser of Class A Common Stock in the Offering will experience an immediate and substantial dilution in the net tangible book value of its shares. See "Dilution".

ABSENCE OF DIVIDENDS

     The Company expects to retain cash generated from operations to support its cash needs and does not anticipate the payment of any dividends on the Common Stock for the foreseeable future. In addition, the Company's loan agreement with its bank prohibits the payment of dividends. See "Dividend Policy".

                                  THE COMPANY

HISTORY

     Dailey Corporation provides directional drilling services and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. The Company began operations in the rental tool business in 1945 as Dailey Oil Tools, Inc., and in 1984 changed its name to Dailey Petroleum Services Corp. Pursuant to the Reorganization, the Company changed its name to Dailey Corporation.

     In contemplation of the Offering, the Company will effect the Stock Split immediately prior to the closing of the Offering. References to the "Company" or "Dailey" in this Prospectus relate to the business now carried on by the Company and its subsidiaries and previously carried on by their predecessors.

     The Company's executive offices are located in Conroe, Texas, approximately 50 miles north of Houston, Texas. The Company's address is 2507 North Frazier, P.O. Box 1863, Conroe, Texas 77305, and its telephone number is (713) 350-3399.

REORGANIZATION; RELATIONSHIP WITH LAWRENCE

     Prior to May 1996, Dailey was a wholly-owned subsidiary of Lawrence Industries, Inc. On May 29, 1996, Lawrence reorganized its ownership of Dailey into a holding company structure pursuant to a forward triangular merger of Dailey Petroleum Services Corp. into a newly-formed indirect wholly-owned subsidiary, Dailey Corporation, (the "Reorganization"). Dailey Corporation's certificate of incorporation provides for two classes of common stock, Class A Common Stock and Class B Common Stock. See "Description of Capital
Stock -- Class A and B Common Stock". Following the Reorganization, all of Dailey's issued and outstanding capital stock, which consists entirely of Class B Common Stock, has been held by Lawrence through its wholly-owned subsidiary, Dailey Holdings Inc. References in this Prospectus to Lawrence's ownership in, and control of, the Company relate to Lawrence's ownership of Dailey's capital stock through this subsidiary.

     Lawrence is engaged in various business activities not related to the oil and gas industry. The Company's operations do not compete with any of Lawrence's activities. The Company has entered into several arrangements with Lawrence, including agreements under which the Company leases certain office space and manufacturing and service facilities from, and provides certain services to, Lawrence as well as a Registration Rights Agreement and Tax Allocation Agreement. See "Certain Relationships and Related Transactions".

     Upon completion of the Offering, Lawrence will own all of the outstanding Class B Common Stock and will own approximately 53% (50% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock. Substantially all of the common stock of Lawrence is owned by the Chairman of the Board of the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be
approximately $          (approximately $          if the Underwriters'
over-allotment option is exercised in full), assuming an initial public offering
price of $          per share (the midpoint of the initial public offering price range) and after deducting the underwriting discount and estimated offering expenses payable by the Company.

     The Company intends to use approximately $15.0 million of the net proceeds from the Offering to increase its fleet of downhole tools. The Company also intends to use approximately $12.0 million to repay a promissory note and long-term debt to Lawrence, including accrued interest thereon. The promissory note was incurred in connection with a dividend declared and paid to Lawrence on May 29, 1996, accrues interest at the prime rate and is payable upon demand. The long-term debt to affiliates relates to advances by Lawrence to the Company for additional working capital and general corporate purposes and is payable in 60 consecutive monthly installments through December 1998 of $55,000 plus accrued interest then due. It bears interest at 8% per annum.

     The remaining net proceeds from the Offering are expected to be used by the Company to fund the expansion of the Company's products and services through acquisitions of complementary businesses or assets and for working capital and general corporate purposes. Although the Company routinely evaluates acquisition opportunities, it does not have any current understanding, arrangement or agreement to acquire any businesses or assets. There can be no assurance that attractive acquisition candidates will be available to the Company at prices it believes to be reasonable, or that any acquisition achieved will ultimately prove to be a successful undertaking by the Company. Pending application of the net proceeds from the Offering, the Company will invest such net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     Other than the dividend of $10.0 million in the form of a promissory note to Lawrence declared and paid on May 29, 1996, the Company has not declared or paid any dividends during the period beginning on May 1, 1994, and ending on the date of this Prospectus. The Company's loan agreement with its bank prohibits the payment of dividends. The Company obtained a waiver from its bank in connection with the May 29, 1996, dividend. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources".

     The Company does not anticipate that cash dividends will be paid in the foreseeable future. The Company presently intends to retain any future earnings to finance the expansion and continuing development of its business. The declaration and payment in the future of any cash dividends will be at the election of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, future loan covenants, general economic conditions and other pertinent factors. The Company's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at the time.

     The Company's Certificate of Incorporation requires that any dividend declared on either shares of Class A Common Stock or shares of Class B Common Stock must be declared on shares of Class A Common Stock and shares of Class B Common Stock alike as if all such shares were of the same class and series.

                                    DILUTION

     The net tangible book value of the Company at April 30, 1996, was $
million, or $          per share of Common Stock. After giving effect to the
sale by the Company of the           shares of Class A Common Stock offered
hereby (at an assumed initial public offering price of $          per share and
after deducting the estimated offering expenses and underwriting discounts payable by the Company), the pro forma net tangible book value at such date
would have been $          million, or $          per share of Common Stock.
This represents an immediate increase in net tangible book value of $
per share to Lawrence and an immediate dilution of $          per share to new
investors purchasing shares in the Offering.

                                 CAPITALIZATION

     The following table sets forth as of April 30, 1996, the consolidated long-term debt and capitalization of the Company and its subsidiaries and as adjusted to reflect the issuance of the Class A Common Stock offered hereby and the application of $12.0 million of the estimated net proceeds to repay notes and long-term debt to affiliates, as described under "Use of Proceeds". The information was derived from, and is qualified by reference to, the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                        APRIL 30, 1996
                                                                  --------------------------
                                                                  ACTUAL      AS ADJUSTED(1)
                                                                  -------     --------------
                                                                         (UNAUDITED)
                                                                        (IN THOUSANDS)
    Current portion of long-term debt:
      Bank loan(2)..............................................  $ 2,960        $  2,300
      Indebtedness to Affiliates(3).............................      660              --
      Other.....................................................       78              78
    Long-term debt:
      Bank loan(2)..............................................    6,784           7,444
      Indebtedness to Affiliates(3).............................    1,100              --
      Other.....................................................       82              82
    Stockholders' equity:
      Class A common stock, $.01 par value, 20,000,000 shares
         authorized; none issued and outstanding (4,000,000
         shares as adjusted)(4).................................       --              44
      Class B common stock, $.01 par value, 10,000,000 shares
         authorized; (5,000,000 shares issued and
         outstanding)...........................................       50              50
      Preferred stock, no par value, 5,000,000 shares
         authorized; none issued and outstanding................       --              --
      Paid-in capital...........................................    4,559          42,005
      Retained earnings.........................................   31,087          21,087
                                                                  -------        --------
              Total stockholders' equity........................   35,696          63,186
                                                                  -------        --------
    Total capitalization........................................  $47,360        $ 73,090
                                                                  =======        ========

- ---------------

(1) As adjusted to reflect net proceeds from the Offering and application of a portion of the net proceeds to repay indebtedness to affiliates as described under "Use of Proceeds".

(2) The Company makes scheduled payments of approximately $139,000 per month, plus accrued interest, on this debt. Excludes a $10.0 million note to Lawrence issued in connection with the dividend declared and paid on May 29, 1996.

(3) The Company makes scheduled payments of approximately $55,000 per month, plus accrued interest, on this debt.

(4) As Adjusted includes 360,000 shares of restricted stock issued to certain executive officers of the Company immediately following the offering pursuant to the 1996 Key Employee Stock Plan, but excludes 640,000 shares reserved for issuance pursuant to the Company's 1996 Key Employee Stock Plan and 1996 Non-Employee Director Stock Option Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for each of the years in the four year period ended April 30, 1995, have been derived from audited consolidated financial statements of the Company. The selected consolidated data for the year ended April 30, 1996, have been derived from the unaudited consolidated financial statements of the Company. The Consolidated Statement of Operations Data for the years ended April 30, 1994 and 1995 are derived from the Company's audited consolidated financial statements appearing elsewhere in this Prospectus and the Consolidated Statement of Operations Data for the year ended April 30, 1996, and the Consolidated Balance Sheet Data as of April 30, 1996 are derived from the Company's unaudited consolidated financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto, included elsewhere in this Prospectus.

                                                                          FISCAL YEAR ENDED APRIL 30,
                                                    -----------------------------------------------------------------------
                                                       1992           1993           1994           1995           1996
                                                    ----------     ----------     ----------     ----------     -----------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Rental income...................................  $   30,591     $   28,746     $   32,393     $   36,691     $   42,987
  Sales of products and services..................      11,180          8,742         11,422         12,172         15,952
                                                       -------        -------        -------        -------        -------
    Total revenues................................      41,771         37,488         43,815         48,863         58,939
Cost of rentals and services:
  Cost of rentals.................................      26,268         25,078         27,484         30,185         33,619
  Cost of products and services...................       5,116          4,003          5,124          6,889          7,927
                                                       -------        -------        -------        -------        -------
    Total cost of rentals and services............      31,384         29,081         32,608         37,074         41,546
Selling, general and administrative expenses......       7,422          6,783          6,985          9,107         11,483
Research and development expenses.................       1,224          1,262            736            775            728
                                                       -------        -------        -------        -------        -------
Operating income..................................       1,741            362          3,486          1,907          5,182
Interest expense, net.............................          29            285            513          1,001            863
Other (income)/expense, net.......................          78           (435)          (225)           190            (16 )
Foreign exchange (gain)/loss......................         111            228            122            (90)           239
                                                       -------        -------        -------        -------        -------
Income before income taxes and extraordinary
  item............................................       1,523            284          3,076            806          4,096
Income tax expense................................       1,101            898          1,075            838          1,429
Extraordinary item(1).............................       1,535             --             --             --             --
                                                       -------        -------        -------        -------        -------
Net income/(loss).................................  $    1,957     $     (614)    $    2,001     $      (32)    $    2,669
                                                       =======        =======        =======        =======        =======
Historical earnings per share(2)..................  $      .37     $     (.11)    $      .37     $     (.01)    $       --
Pro forma earnings per share......................          --             --             --             --            .42
Average common and common equivalent shares
  outstanding(3)..................................   5,360,000      5,360,000      5,360,000      5,360,000      6,360,000
OTHER DATA:
Depreciation and amortization.....................  $    3,600     $    4,114     $    4,323     $    5,428     $    5,726
Capital expenditures..............................

                                                                                                            AS OF
                                                                                                        APRIL 30, 1996
                                                                                                     --------------------
                                                                                                     ACTUAL      ADJUSTED
                                                                                                     -------     --------
CONSOLIDATED BALANCE SHEET DATA:
Total assets....................................................................................     $56,343     $83,833
Working capital.................................................................................       7,767      28,150
Long-term debt, less long-term debt payable to affiliates.......................................       6,866       6,866
Long-term debt payable to affiliates............................................................       1,100          --
Stockholders' equity............................................................................      35,696      63,186

- ---------------

(1) Relates to proceeds received by the Company in settlement of a lawsuit.

(2) Adjusted to give effect to the Stock Split and the Reorganization. See "The Company -- Reorganization; Relationship with Lawrence".

(3) The average number of shares outstanding at April 30, 1992, through 1996 have been adjusted to give pro forma effect to the Stock Split and Reorganization and the issuance of 360,000 shares of Class A Common Stock to Messrs. Farr, Sutton and Tighe immediately following consummation of the Offering. The average number of shares outstanding at April 30, 1996, also gives pro forma effect to the number of shares whose proceeds are deemed to be used to repay the $10.0 million promissory note declared and paid as a dividend on May 29, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company provides directional drilling services and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. Demand for the Company's directional drilling services and downhole tools depends primarily upon the level of exploration and production activity in the oil and gas industry, which in turn depends in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves, domestic and international, political, military and regulatory and economic conditions and the ability of oil and gas companies to raise capital.

     During the past five years, the Company has experienced significant growth in revenues relating to its directional drilling services. This growth is consistent with trends in the oil and gas industry, which increasingly has employed technologically-advanced directional drilling services in order to develop reservoirs that otherwise would have been marginal or uneconomical using conventional drilling methods. Historically, the Company has provided drilling services primarily for directionally drilled wells in the Gulf of Mexico and the United States Gulf Coast region. During fiscal 1995, the Company expanded its directional drilling operations into Venezuela, and in fiscal 1996, began offering its services in the Austin Chalk. Contemporaneously with its expansion into the Austin Chalk, the Company began providing horizontal drilling services. The Company believes that its plans to continue expansion as well as these industry trends will contribute to the continued growth of its directional drilling services.

     The Company also believes that rentals of its downhole tools will benefit from the industry trend toward the use of directional drilling techniques. In many oilfield applications, directional drilling techniques offer significant economic advantages over conventional drilling, such as reduced drilling time and expense, accelerated production rates and enhanced reservoir recovery. The Company believes that its directional drilling services have been increasingly important to the Company's business, in part because a growing percentage of the Company's downhole tools are rented in connection with its drilling services.

RESULTS OF OPERATIONS

     The Company derives rental income from its fleet of downhole tools, and to a lesser extent, third-party rentals. The Company typically charges its customers a per-day rental rate for downhole tools, except for its downhole drilling motors, which are rented at an hourly rate. In international markets, the Company also often charges its customers a refurbishment charge, which is included in its rental revenues.

     The Company derives revenues from sales of products and services through its directional drilling services, lost-in-hole revenues and sales of its mechanical drilling jars. The services of Dailey's directional drillers and MWD technicians are billed on a per person/per day basis for the time on assignment at the customer's drill site. Although the Company considers rentals of its downhole drilling motors, steering tools and MWD equipment to be a significant part of its directional drilling services, revenue from such rentals is recorded as rental income for financial statement purposes. The Company's lost-in-hole revenues consist of replacement charges that Dailey's customers contractually are required to pay each time a Dailey downhole tool is lost in hole. The Company sells mechanical drilling jars in a limited number of international markets, primarily to state-owned oil and gas companies.

     The operating costs associated with the Company's rentals primarily include expenses associated with depreciation, transportation, and maintenance and repair and related direct overhead. The costs associated with the Company's sales of products and services primarily include the undepreciated portion of the capitalized cost of its downhole tools sold or lost in hole and the salaries and related costs associated with the Company's directional drillers and MWD technicians.

     The Company believes that the percentage of its total revenues relating to transactions conducted in foreign currencies will increase due to continued expansion of the Company's operations in Venezuela and the recently-imposed requirement of the Venezuelan government that a greater percentage of the Company's transactions in Venezuela be conducted in bolivars. At April 30, 1996, the balance of cash and accounts receivable denominated in bolivars was approximately $2.6 million. The Company expects this balance to increase as the Company's operations in Venezuela expand. The Company seeks to protect itself from fluctuations in the bolivar, as well as other hyper-inflationary currencies, by accelerating conversion of such currencies into United States dollars and by continual evaluation of the Company's level of operations in such hyper-inflationary markets.

  Year Ended April 30, 1996 Compared to the Year Ended April 30, 1995

     Rental Income. Rental income for the year ended April 30, 1996, was $43.0 million, an increase of 17% from $36.7 million for the year ended April 30, 1995. This increase was due primarily to an increase in demand for the Company's directional drilling services and related products in Venezuela, the Gulf of Mexico and the United States Gulf Coast region, which resulted in a $3.5 million increase in rental of MWD equipment, downhole motors and other directional tools. During fiscal 1996, the Company purchased and began to utilize additional MWD equipment in Venezuela. The Company also experienced increased demand for its directional drilling services in the Gulf of Mexico and the United States Gulf Coast region due to escalating gas prices and a corresponding increase in drilling activity. In addition, rental income from the Company's drilling jars and slingers increased $1.6 million due primarily to an increase in demand in Latin America and to a slight increase in pricing worldwide. Also in fiscal 1996, the Company increased its distribution of fishing jars in the United States Gulf Coast region and expanded distribution of fishing jars into the North Sea, which resulted in an increase in rental income of $1.2 million.

     Sales of Products and Services. Sales of products and services for the year ended April 30, 1996, were $16.0 million, an increase of 31% from $12.2 million for the year ended April 30, 1995. This increase was due primarily to an increase in export sales of mechanical drilling jars of approximately $1.6 million and to an increase in lost-in-hole tools of $1.2 million. The increase in lost-in-hole revenues is consistent with increased rental activity during the year. The increase is also attributed to an increase in demand for the Company's directional drilling services in the Gulf of Mexico, the United States Gulf Coast region and Venezuela.

     Cost of Rentals. Cost of rentals for the year ended April 30, 1996, was $33.6 million, an increase of 11% from $30.2 million for the year ended April 30, 1995. This increase was due primarily to the variable costs associated with an increase in rental activity, such as tool repair costs, agent commissions and third party tool charges. The increase is also attributed to an increase in import duties and fees of approximately $600,000 associated with the importation of directional drilling tools to Venezuela. The Company expenses import duties and fees as incurred instead of capitalizing them as part of the cost of the tool. As a percentage of rental income, cost of rentals decreased from 82% in fiscal 1995 to 78% in fiscal 1996, which reflects the fixed nature of the Company's cost base.

     Cost of Products and Services. Cost of products and services for the year ended April 30, 1996, was $7.9 million, an increase of 15% from $6.9 million for the year ended April 30, 1995. This increase was due primarily to an increase in personnel costs associated with an increase in directional drilling services in the Gulf of Mexico, the United States Gulf Coast region and Venezuela. The increase also is attributable to the write-off of the net book value of products lost in hole and the cost of drilling jars sold during the year.

     Selling, General and Administrative. Selling, general and administrative expenses were $11.4 million for the year ended April 30, 1996, an increase of 26% from $9.1 million for the year ended April 30, 1995. This increase was due primarily to an increase in personnel costs associated with bonuses and raises paid during the year as well as additional personnel, an increase in travel and business development costs associated with higher levels of international business and an increase in legal expenses associated with litigation involving the Company's enforcement of its intellectual property.

     Research and Development. Research and development expense for the year ended April 30, 1996, was $728,000, a decrease of 6% from $775,000 for the year ended April 30, 1995, as the level of the Company's research and development activity remained relatively constant between the two years.

     Interest Expense -- Nonaffiliates. Interest expense to nonaffiliates for the year ended April 30, 1996, was $785,000, a decrease of 7% from $841,000 for the year ended April 30, 1995. The decrease was due primarily to the repayment of $1.3 million in principal on the Company's bank debt, which was partially offset by advances of $1.3 million against the revolving line of credit associated with the Company's bank debt.

     Interest Expense -- Affiliate. Interest expense to affiliate for the year ended April 30, 1996, was $182,000, a decrease of 17% from $220,000 for the year ended April 30, 1995. The decrease is due to the repayment of $660,000 of principal during the year.

     Foreign Exchange (Gain)/Loss. Foreign exchange losses of $239,000 in fiscal 1996 compared to gains of $90,000 for the year ended April 30, 1995, were due primarily to unfavorable exchange fluctuations with the British pound and the Dutch guilder.

     Other, Net. Other income for the year ended April 30, 1996, was $16,000 compared to an expense of $190,000 for the year ended April 30, 1995. This difference was due primarily to the write-off of obsolete inventory in fiscal 1995.

     Provision for Income Taxes. Provision for income taxes for the year ended April 30, 1996, was $1.4 million, an increase of 70% from $838,000 for the year ended April 30, 1995. The increase was due primarily to an increase in income in countries in which the Company was subject to income or withholding taxes, which resulted in the effective tax rate decreasing from 104% to 35% from fiscal 1995 to 1996. In fiscal 1996, the Company recorded a deferred tax asset related to net operating loss carryforwards, which resulted in a decrease in the effective tax rate. This decrease was predominantly offset by a gain for tax purposes related to the dissolution of a real estate partnership, which resulted in an increase in the effective tax rate.

  Year Ended April 30, 1995 Compared to the Year Ended April 30, 1994

     Rental Income. Rental income for the year ended April 30, 1995 was $36.7 million, an increase of 13% from $32.4 million for the year ended April 30, 1994. This increase was due primarily to the acquisition of MWD equipment and related equipment, which resulted in an increase in rental revenues of $3.4 million. Distribution of these products was limited to the Gulf of Mexico and United States Gulf Coast region in fiscal 1995. Rental income from the Company's other products increased slightly due to an increase in demand for the hydraulic fishing jar in the United States Gulf Coast region and to a moderate increase in pricing for the Company's primary product line, the drilling jar.

     Sales of Products and Services. Sales of products and services for the year ended April 30, 1995, were $12.2 million, an increase of 7% from $11.4 million for the year ended April 30, 1994. This increase was due primarily to an increase in demand for the Company's directional drilling services in the Gulf of Mexico as escalating gas prices resulted in increased drilling in that region. Sales of mechanical drilling jars decreased slightly due to a decrease in sales to Iran, which were suspended during the year due to lack of timely payment. Lost-in-hole revenues increased slightly due to increased rental activity, which resulted in a corresponding increase in tools lost downhole.

     Cost of Rentals. Cost of rentals for the year ended April 30, 1995, was $30.2 million, an increase of 10% from $27.5 million for the year ended April 30, 1994. This increase in cost of rentals was due primarily to costs associated with the routine repair and maintenance of the Company's rental tool fleet, and to additional personnel expense and depreciation expense associated with the initial purchase of MWD equipment and the hiring of related personnel during fiscal 1994, which contributed to the Company's costs for the entire year in fiscal 1995. As a percentage of rental income, cost of rentals decreased to 82% for the year ended April 30, 1995, as compared to 85% for the prior period, reflecting the fixed nature of the Company's cost base.

     Cost of products and services. Cost of products and services for the year ended April 30, 1995, was $6.9 million, an increase of 34% from $5.1 million for the year ended April 30, 1994. This increase was due primarily to start-up costs of approximately $800,000 associated with the introduction of directional drilling services in Venezuela and to additional operating costs associated with the expansion of directional drilling services in the Gulf of Mexico. The increase is also attributed to the write-off of the net book value of MWD equipment lost in hole during the year.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended April 30, 1995, were $9.1 million, an increase of 30% from $7.0 million for the year ended April 30, 1994. This increase was due primarily to an increase in personnel costs of approximately $850,000 and an increase in costs associated with the outsourcing of data processing services of approximately $470,000. The increase also was due to an increase in lease expense associated with the corporate headquarters and an increase in legal fees.

     Research and Development. Research and development costs for the year ended April 30, 1995 were $775,000, an increase of 5% from $736,000 for the year ended April 30, 1994, which reflects the relatively constant level of research and development activity between the years.

     Interest Expense -- Nonaffiliates. Interest expense to nonaffiliates for the year ended April 30, 1995 was $841,000, an increase of 60% from $527,000 for the year ended April 30, 1994, which was primarily due to the a full year of accruals of interest from the Company's bank loan incurred in December 1993.

     Interest Expense -- Affiliates. Interest expense to affiliates for the year ended April 30, 1995 was $220,000, an increase of 61% from $86,000 for the year ended April 30, 1994. The increase was due to the conversion of a non-interest bearing loan from an affiliate in December 1993 to a term loan with interest at 8%, which resulted in twelve months of interest accrued in 1995 compared to five months in 1994.

     Foreign Exchange(Gain)/Loss. Foreign exchange gains for the year ended April 30, 1995 were $90,000 compared to a loss of $122,000 for the year ended April 30, 1994. The increase is due primarily to favorable exchange fluctuations between the United States dollar and the British pound and Dutch guilder.

     Other, net. Other expense for the year ended April 30, 1995, was $190,000 compared to income of $225,000 for the year ended April 30, 1994. The loss in 1995 was due primarily to the write-off of approximately $90,000 of obsolete inventory. The gain in fiscal 1994 was due primarily to the recognition of gains on the sale of excess machinery and equipment consistent with the Company's decision to outsource manufacturing of many of the components of its rental tools.

     Provision for Income Taxes. Provision for income taxes was $838,000 for the year ended April 30, 1995, a decrease of 22% from $1.1 million for the year ended April 30, 1994. The decrease was primarily due to a decrease in income in certain foreign tax jurisdictions in which the Company was subject to income and withholding taxes. The effective tax rate increased from 35% to 104% due primarily to the Company's inability to offset foreign losses with United States income in 1995.

INFLATION

     Inflation has not had a significant impact on the Company's comparative results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     At April 30, 1996, the Company had $2.4 million in cash and cash equivalents. For the year ended April 30, 1996, the Company had net income of $2.7 million and cash provided by operating activities of $5.1 million. The Company's principal uses of cash for the year were to fund $6.9 million for the addition of downhole tools and $2.0 million for the repayment of long-term debt.

     During the past several years, the Company has funded its working capital requirements through cash generated from operations, its credit facilities, and, when necessary, advances from Lawrence. Upon completion of the Offering it is anticipated that Lawrence will no longer be a source of revenues for meeting the Company's working capital requirements.

     At April 30, 1996, the Company had $9.7 million of bank debt outstanding under a note (the "Note") incurred on December 1, 1993, and amended on December 13, 1995, consisting of a term loan and a revolving line of credit. The original amount of the Note of $10.0 million had a floating interest rate of prime plus one-half of one percent on the unpaid balance. In conjunction with the loan, the Company entered into an interest rate swap agreement, which fixed the interest rate at 7.92%. Principal payments on the term loan are approximately $139,000 monthly through December 1999, and approximately $199,000 thereafter until maturity on December 1, 2000. The outstanding balance on the term loan at April 30, 1996, was $8.4 million. In December 1995, the Note was amended to include a $3.0 million revolving line of credit at the lender's prime interest rate with an option to convert to a LIBOR-based rate plus 2%. At April 30, 1996, the Company had drawn down $1.3 million against the line of credit at an average interest rate of 7.44%. The Note is collateralized by substantially all of the Company's property, equipment, inventory, intellectual property and receivables, and also contains certain restrictive covenants. In connection with the Reorganization and other matters, the Company was required to obtain waivers of certain of these covenants. The Note is also collateralized by certain real estate of Lawrence, which the bank has agreed to release upon closing of the Offering.

     At April 30, 1996, the Company had approximately $1.8 million outstanding under an intercompany note due to Lawrence. Principal payments on the note of $55,000 plus interest at 8% on the unpaid balance are due monthly with the final payment due at maturity on December 1, 1998. The Company intends to use net proceeds of the Offering to repay the outstanding indebtedness on this Note. In addition, on May 29, 1996, the Company declared and paid a dividend to Lawrence of $10.0 million in the form of a demand promissory note accruing interest at its bank's prime rate. The Company intends to repay this note utilizing a portion of the proceeds from the Offering. See "Use of Proceeds".

     The Company anticipates that it will have capital expenditures of approximately $16.0 million in the fiscal year ending April 30, 1997. Such expenditures are expected to relate to certain downhole tools, primarily MWD equipment, drilling jars and fishing jars. The Company believes it has available resources through internally generated cash flow, the existing Note and the net proceeds of the Offering to fund its operations for at least 12 months following the Offering.

     The Company's business strategy is to expand and diversify its operations by expanding its product lines through existing distribution channels, acquiring complementary businesses and by developing and marketing new products. In connection with any future acquisition, the Company may use a portion of the proceeds from the Offering and, in addition, may be required to incur substantial indebtedness to finance such acquisition and may also issue equity securities or convertible securities. Although the Company routinely evaluates potential acquisition candidates, it currently does not have any understanding, contract or agreement to acquire any businesses or assets.

     Interest Rate Swap Agreement. In December 1993, the Company entered into an interest rate swap agreement, which converted the interest rate on the term portion of the Note from a floating rate of prime plus one-half of one percent to a fixed rate of 7.92%. The financial impact of the swap was to increase interest expense during fiscal 1994 by $24,000, and decrease interest expense in fiscal 1995 and 1996 by $57,000 and $120,000, respectively. The Company has no immediate plans to prepay the term portion of the Note or unwind the swap agreement.

     Income Taxes. In fiscal 1997, the Company will no longer be included in the federal tax return of Lawrence. Accordingly, the Company has recognized an allocation of Lawrence's net operating loss carryforwards in the amount of $4.5 million, which will expire in 2004 through 2010. The Company has net deferred tax assets at April 30, 1996 of $1.8 million. Based on prior earnings history, management expects that future taxable income will be sufficient to realize this net asset.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company believes that the adoption of SFAS 121 will not have a material impact on its consolidated financial statements.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. In connection with establishing its 1996 Key Employee Stock Plan and its 1996 Non-Employee Director Stock Plan, the Company has elected to use the "intrinsic value based method" of accounting for its employee stock option plan. This method does not result in the recognition of compensation expense when employee stock option are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. The Company will adopt the disclosure requirements of SFAS 123 when it becomes effective in 1996.

                            BUSINESS AND PROPERTIES

THE COMPANY

     Dailey Corporation provides directional drilling services and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. Founded in 1945 as a rental tool Company, the Company began offering directional drilling services in 1984 and currently provides such services in the Gulf of Mexico, the United States Gulf Coast region, and most recently, Venezuela and the Austin Chalk. The Company's directional drilling services include computer-aided planning of optimum well path and drilling procedures, on-site supervision, measurement-while-drilling services and sourcing and supply of MWD equipment and related drilling tools.

     The Company offers an array of downhole tools, which it selectively markets in every major oil and gas exploration and production region in the world. Dailey introduced the first drilling jar to the oil and gas industry and currently is the leading supplier of drilling jars to the rental tool market worldwide. In addition to drilling jars, the Company's other downhole tools include hydraulic fishing jars, coiled tubing jars, MWD equipment, downhole drilling motors, thrusters for directional drilling and drilling shock absorbers. The Company manufactures certain of its tools, purchases others, and obtains others through third-party rentals.

     Recent advances in directional drilling technologies combined with advances in the identification and location of oil and gas reserves have made many marginal or otherwise uneconomical reservoirs economically feasible to produce. In many oilfield applications, directional drilling techniques, which include directional and horizontal drilling, extended-reach drilling and short-radius drilling, offer significant economic advantages over conventional drilling, such as reduced drilling times and expense, accelerated production rates and enhanced reservoir recovery. These technologically-advanced drilling techniques include directional and horizontal drilling, extended-reach drilling and short-radius drilling. The Company offers drilling services for directional and horizontal applications and offers its downhole tools for all advanced drilling techniques. The Company responds to its customers' needs by providing quality drilling services and highly-reliable downhole tools capable of improving drilling efficiency, reducing the risk that expensive drilling components will be lost downhole and enhancing overall exploration and development economics.

     The Company believes that its reputation for quality and reliability has resulted in worldwide industry recognition of the Dailey(R) name. In addition, the proprietary designs of many of the Company's principal products, its ability to attract and retain highly-qualified and experienced personnel, and its ability to design, develop and market new and complementary products and services are believed by the Company to be important competitive advantages.

STRATEGY

     The Company's strategy is to accelerate its transition into an integrated provider of downhole tools and related services. The Company believes this strategy is responsive to its customers' preference to purchase as many products and services as possible from a single provider. The Company intends to implement this strategy by (i) expanding its directional drilling services and related product offerings, (ii) marketing products and services directly to the end-user, (iii) introducing new products and services through technological innovation and (iv) acquiring complementary businesses and assets.

     Expand Directional Drilling Services and Related Product Offerings. The Company's immediate strategy is to implement a significant expansion of its directional drilling business, both in the geographic scope and in types of drilling services it offers. Directional drilling services have been increasingly important to the Company's business because a growing percentage of the Company's downhole tools is rented in connection with providing such services.

     Market Products and Services Directly to the End-User. Dailey traditionally has marketed its downhole tools directly to the end-user through its direct sales force and agents, rather than rely on third-party distribution of its products and subcontracting of its services. The Company believes this strategy has resulted in higher profit margins and intends to continue this marketing strategy.

     Introduce New Products and Services through Technological Innovation. The Company believes that its emphasis on distribution of its downhole tools directly to its customers has enhanced its ability to identify, design, develop and market to these customers new products and improved products that are responsive to its customers' needs. Dailey will continue to emphasize direct interaction with its customers as a method of identifying new product opportunities to keep pace with changing drilling technology trends and as a means of refining its existing downhole tools to protect and expand its reputation for quality downhole tools and directional drilling services.

     Acquire Complementary Businesses and Assets. The Company is actively seeking strategic acquisitions that will provide additional and complementary products and services. The Company believes that acquisition candidates are available that will allow Dailey to increase market share for its downhole tools in existing markets, add new and complementary products and services and expand marketing and distribution channels for its downhole tools and directional drilling services. The directional drilling services industry recently has experienced consolidation in response to increased demand for companies offering a full range of advanced drilling tools and services. The Company believes that this trend will continue and will present opportunities for Dailey to increase the breadth and geographic scope of its directional drilling services through strategic acquisitions.

DIRECTIONAL DRILLING SERVICES AND RENTAL PRODUCTS

     The Company began offering its directional drilling services in 1984 and currently offers its directional drilling services in the Gulf of Mexico, the United States Gulf Coast region, Venezuela, and most recently, the Austin Chalk. The directional drilling services offered by the Company consist of on-site supervisory services to maximize drilling efficiency, MWD services and equipment, downhole motors and post-well analysis. The Company believes that its directional drilling services have been increasingly important to the Company's business, in part, because a growing percentage of the Company's downhole tools are rented in connection with providing such services.

     The Company's downhole tools include drilling tools, which consist primarily of hydraulic and mechanical drilling jars and slingers, fishing tools, which consist primarily of hydraulic fishing jars and related products, and tools relating to Dailey's directional drilling services, which consist primarily of MWD equipment and drilling motors. Through its research and development efforts, the Company recently introduced its patented, double-acting hydraulic coil tubing jar.

     Demand for the Company's directional drilling services and downhole tools is affected by the worldwide level of, and trends in, oil and gas drilling activity, which historically has experienced significant volatility. Demand for the Company's directional drilling services depends upon the number of wells being drilled using technologically-advanced directional drilling techniques, such as directional and horizontal drilling, extended-reach drilling and short-radius drilling. Demand for the Company's drilling tools depends primarily upon the number of oil and gas wells being drilled, the drilling method employed and the depth and drilling conditions of such wells. Demand for the Company's fishing tools depends primarily upon the level of remedial or "workover" activity in existing oil and gas fields where those products are offered and, to a lesser extent, on the level of drilling activity in those areas.

DIRECTIONAL DRILLING SERVICES

     The Company began offering directional drilling services in 1984, primarily along the Texas and Louisiana Gulf Coast, and has since steadily expanded both its directional drilling technical capabilities and the geographic areas in which its services are regularly offered. In fiscal 1995, the Company began providing its drilling services in international markets by expanding into Venezuela. In fiscal 1996, the Company began providing directional and horizontal drilling services in the Austin Chalk. The Company plans to continue the expansion of its drilling services both domestically and internationally. In addition, the Company expects to keep pace with continually evolving directional drilling techniques by developing or acquiring extended reach and short-radius drilling capabilities.

     The skill, experience and reputation of a service company's directional drillers are the primary competitive factors in the directional drilling services market. The Company believes that the quality and experience of its directional drillers provide it with a competitive advantage. The Company believes that it is able to recruit and retain highly qualified directional drillers because of its reputation in the industry for stability and quality, because it offers competitive compensation and because it provides a reliable, experienced support staff. As of May 17, 1996, the Company employed 76 individuals in connection with its directional drilling services. These employees include 26 directional drillers, five of whom are located in Venezuela, with an average of 14 years of industry experience and four years of service with the Company, and 50 individuals providing support for these individuals, with an average of 17 years industry experience and three years of service with the Company.

  Measurement-While-Drilling Services

     The steering tools utilized by directional drillers typically consist of either wireline steering tools or more advanced MWD equipment. MWD equipment provides a directional driller with more extensive and advanced information to "steer" the drill bit, including inclination, azimuth, tool face and temperature plus magnetic or gravity tool face updates in steering or rotary drilling modes. MWD units also can provide gamma ray logging.

     The Company purchases its MWD units from a single outside vendor. Reliable MWD units currently are available for third-party purchase worldwide from only a few independent suppliers. The Company began purchasing MWD units offering traditional MWD services from its current supplier and offering such systems and services to its customers in fiscal 1994. The Company believes that its MWD unit competes favorably with respect to reliability and performance with MWD units developed in-house by fully-integrated service companies and the other reliable MWD unit currently available for third-party purchase. While the Company has not experienced significant supply or quality control problems to date with its supplier, no assurances can be made that its supplier will continue to be able to supply the Company with MWD units or that the Company will be able to purchase such products and services at competitive prices and comparable quality from the other known vendor of MWD units. Any difficulty in obtaining MWD units and related support services from its supplier could have a material adverse effect on the Company's results of operation.

     The most advanced guidance equipment also is capable of providing logging-while-drilling ("LWD") information, which includes resistivity sensors and other more sophisticated variations such as density and porosity sensors. Currently, the Company believes guidance systems capable of providing LWD information are not available for third-party purchase and are owned only by large, diversified oil service companies that have developed such capabilities in-house. The Company has been able to obtain access to LWD equipment on a very limited basis in situations where the Company's customer can rent such equipment directly from a supplier of such products. The Company believes that LWD equipment may be available for purchase in the future and intends to purchase such equipment if, and when, reliable equipment is offered; however, it has no current understanding, agreement or contract to do so and no assurances can be given that LWD equipment will become available for third-party purchase or that such equipment will be made available to the Company at competitive prices.

     As of the date of this Prospectus, the Company believes that its inventory of MWD units is insufficient to meet current demand for such systems. Utilizing proceeds from the Offering, the Company intends to purchase additional MWD systems to be used in domestic and international markets. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

  Drilling Motor

     Directional drilling typically is conducted using a downhole drilling motor attached to the drill bit and powered by the circulation of drilling fluids from the surface, unlike conventional rotary drilling techniques in which the drill bit is turned by rotating the drillstring from the surface. The Company designed, developed and introduced its own downhole motor, the Dailey Positive Displacement Drilling Motor. Improved versions of this motor are offered for rental in connection with directional drilling services provided by the Company, rather than to third parties providing directional drilling services.

  New Markets and Applications

     The Company's growth strategy includes the geographic expansion of its directional drilling services and the addition of highly-specialized processes such as extended-reach and short-radius drilling. Implementation of this strategy began with expansion into Venezuela in fiscal 1995 and into the Austin Chalk during the most recent fiscal year. Contemporaneously with its entry into the Austin Chalk, the Company began providing horizontal drilling services. The Company intends to implement this strategy further by expanding into new international and domestic markets where the Company has enjoyed established name recognition and distribution networks.

RENTAL PRODUCTS

  Drilling Jars and Related Jar Products

     The Company believes it has become the worldwide leader in premium drilling jar products due primarily to superior design features, many of which are projectary in nature. These design features, the Company believes, enable its drilling jars to deliver performance superior to competing jars over longer periods of time in their intended operating environments.

     A drilling jar is an impact tool that is placed in the lower section of a drillstring as part of the bottomhole assembly. Activated from the surface, the drilling jar delivers a sharp, powerful impact to free the drillstring should it become lodged in the hole. The potential risks of the drillstring becoming stuck in the hole include interruption of the drilling process, loss of drillstring components and loss of the well. Drilling jars must be capable of reliably delivering frequent and consistent impacts to the drillstring, sometimes over a period of many days. As a result, reliability and consistent performance and service by qualified personnel are key criteria in a customer's selection of drilling jars.

     Drilling jars and jar slingers generally are used in drilling applications where there is significant risk of, or cost associated with, the bottomhole assembly of the drillstring becoming stuck in the well bore. As the risk or potential cost of a stuck drillstring increases, the likelihood that the operator of the well will employ a drilling jar typically increases. Drilling applications where drilling jars are regularly used include high cost wells, wells drilled using directional or horizontal techniques, deeper wells, and wells penetrating unstable geologic formations that increase the risk of well bore collapse. Drilling jars generally are considered essential components in most directional drilling bottomhole assemblies.

     The Company's line of drilling jars includes three products: the mechanical Dailey L.I. Rotary Drilling Jar (the "L.I. Jar"), the Dailey Hydraulic Drilling Jar (the "Dailey Hydraulic Jar") and the Dailey No-Torque Jar (the "DNT Jar"). The Company believes that the designs of its three drilling jars allow it to offer a drilling jar compatible with virtually any drilling condition a customer may encounter. For the three fiscal years ended April 30, 1996, revenues from the Company's drilling jars and related products constituted 71%, 63% and 57%, respectively, of the Company's total revenues during such periods.

     The Company offers its drilling jars in several outside diameter sizes and can be incorporated into bottomhole assemblies utilizing most industry-standard drill collar sizes. The Company also provides customers with computer-aided analyses of optimal drilling jar placement in the drillstring to maximize drilling jar performance.

  Dailey Hydraulic Jar. Introduced in 1986 in response to the growing use of directional and horizontal drilling techniques, the Dailey Hydraulic Jar generally is suited for use in all directional drilling applications. Unlike the mechanical jars, such as the L.I. Jar, the Dailey Hydraulic Jar does not require rotation of the drillstring to adjust the force of impact delivered. This adjustment feature provides more reliable control of the tool in highly deviated or directionally drilled wells where rotating the drillstring is complicated by increased torque and drag resulting from greater contact of the drillstring with the walls of the well bore.

     Hydraulic drilling jars generally are more susceptible to failure caused by heat than are mechanical drilling jars. Heat reduces the viscosity of internal hydraulic fluids which diminishes the performance of a hydraulic drilling jar and, at higher temperatures, may render the tool ineffective. The sources of heat affecting hydraulic drilling jars are the internal heat generated by the tool in operation and ambient heat downhole. As a result of its patented design, the Dailey Hydraulic Jar is capable of operating for substantially longer periods of time without failure induced by internally generated heat. The Company believes this and other design features enable the Dailey Hydraulic Jar to provide more consistent performance than competing hydraulic jars.

     L.I. Jar. The Company introduced the L.I. Jar in 1965 and believes that it was the first mechanical drilling jar utilized on a commercial basis by the oil and gas industry. Although most commonly employed in conventional, "straight hole" drilling or in wells where the well bore deviates only slightly from vertical, the L.I. Jar is also capable of effective operation in highly deviated drilling applications. The degree of upward or downward force delivered by the L.I. Jar to the drillstring when triggered can be adjusted from the surface while the tool remains downhole. The L.I. Jar is a self-cocking (up or down) jar that trips immediately after applying the required pull or weight. Because of its entirely mechanical mechanism and rugged construction, the L.I. Jar is known for its reliability and ability to consistently deliver the desired force of impact. The L.I. Jar is able to withstand extreme temperatures and can be adapted for geothermal drilling. Although patent protection for the L.I. Jar expired in 1983, it continues to be one of the most widely used mechanical drilling jars in the oil and gas drilling industry worldwide.

     DNT Jar. Like the Dailey Hydraulic Jar, the DNT Jar is designed primarily for use in directional drilling applications. The DNT Jar was introduced in 1987 and is used by customers who prefer a mechanical jar instead of a hydraulic jar. Although the DNT Jar's impact force cannot be adjusted while downhole as can the Dailey Hydraulic and L.I. Jars, its mechanism enables it to be reliably and consistently activated in directionally or horizontally drilled holes where temperatures are so great that hydraulic drilling jars would fail or be impaired. The DNT Jar features a patented mechanism that enables an operator to trigger the tool without affecting drillstring torque. Like all of Dailey's drilling jars, the DNT Jar is a self-cocking jar that trips immediately after being triggered.

  Hydraulic Fishing Jar and Related Tools

     Fishing operations generally are classified as either "open hole" or "cased hole," including "through tubing" fishing. Open hole operations usually are associated with drilling and are directed toward removing stuck drilling equipment, bits, drill pipe or bottomhole assemblies from the well bore in order to proceed with drilling operations. Cased hole operations usually are associated with existing wells in which production casing has been set and cemented. Workover rigs and rigs utilizing coiled tubing routinely are used to keep the well operating at expected levels of performance. The Company manufactures a range of sizes of jars used for fishing operations whether employing a workover rig or coiled tubing rig. During fiscal 1996, the Company introduced its patented, double-acting, hydraulic coiled tubing jar (the "Dailey Coiled Tubing Jar"), which was designed and developed through the Company's research and development program. The Company believes that the Dailey Coiled Tubing Jar is the only double-acting, hydraulic coiled tubing jar that has been introduced for commercial operation in the oil and gas industry.

     The Dailey Hydraulic Fishing Jar (the "Dailey Fishing Jar"), Dailey Coiled Tubing Jar, Dailey Bumper Subs and Dailey HyPulse(R) Jar Slingers contain certain patented and proprietary features. Since fishing jars deliver only an upward blow when triggered, operators often utilize a bumper sub, which delivers a downward impact. Operators utilize fishing jar slingers to magnify the impact of the hydraulic fishing jar. Like the Dailey Hydraulic Jar, the Dailey Fishing Jar incorporates a patented hydraulic chamber design that reduces internally-generated heat. The Company believes that this characteristic and other proprietary designs and manufacturing features make the Dailey Fishing Jar a reliable product, capable of operating for longer periods of time than competing hydraulic fishing jars.

     As of the date of this Prospectus, the Company believes that its current inventory of Dailey Fishing Jars and Dailey Coiled Tubing Jars is insufficient to meet current demand for such products. Utilizing proceeds from the Offering, the Company intends to manufacture additional jars to be used in international and domestic markets.

  Other Products

     In connection with its directional drilling services, the Company owns and leases certain non-proprietary drilling tools that it leases to operators as components of the bottom hole assembly, such as non-magnetic drill collars and stabilizers, string stabilizers, near bit stabilizers, various short drill collars and select heavyweight drill pipe. The Company believes that owning and leasing an inventory of such products allows the Company to increase the profitability of its directional drilling services.

MARKETING AND DISTRIBUTION

     The Company traditionally has marketed its directional drilling services in the Gulf of Mexico, the United States Gulf Coast region and Venezuela. During the past year, the Company began offering its directional drilling services in the Austin Chalk. Marketing for the Company's directional drilling services is conducted entirely through the Company's direct sales force located in the Company's principal offices in Conroe, Texas, and in its district offices located at Conroe, Texas; Corpus Christi, Texas; Houma, Louisiana and Venezuela. The Company's sales representatives have extensive experience in directional drilling and monitor the latest drilling tool developments and drilling techniques.

     The Company typically provides its directional drilling services on a per-day basis. The Company's directional drillers, at least one of whom is always present during a directional drilling project, are billed separately to customers at a per-day rate. The Company's MWD units, downhole motors and related products, if requested by the customer, are billed to customers at a per-day rental rate. The Company considers its directional drilling services to be an integral part of its distribution efforts for its downhole tools.

     The Company markets its downhole tools primarily to major oil companies, independent oil and gas exploration companies, drilling contractors, and drilling services consultants. In international markets, state-owned oil and gas companies also are a significant customer group.

     Fishing tools generally are sold, or consigned on a long-term basis to fishing services companies. In order to protect the proprietary nature of its tools, the Company has made a strategic decision not to sell its fishing tools to fishing service companies. Rather, the Company rents its fishing tools to the fishing services companies or directly to the well operator. Although the Company believes its marketing strategy has allowed it to earn higher margins on its fishing tools while at the same time reducing the ultimate cost to the customer, the Company believes that this strategy has limited its ability to increase market share since fishing service companies generally prefer to purchase their fishing tools rather than rent from third parties.

     Domestic marketing of the Company's downhole tools is conducted by the Company's direct sales force located in the Company's principal offices in Conroe, Texas, and in six district sales offices located at Conroe; Corpus Christi, Texas; Houma, Louisiana; Ada, Oklahoma; Bakersfield, California; and Anchorage, Alaska. The Company's service representatives are extensively trained in the basic maintenance and operation of each of its downhole tools. Likewise, the sales representatives have extensive personal experience in directional drilling and monitor the latest drilling tool developments and directional drilling techniques.

     International marketing of the Company's downhole tools is conducted through either the Company's direct sales force or through independent international agents. Internationally, the Company determines its method of marketing its downhole tools on a region-by-region and country-by-country basis. The factors that the Company considers when determining whether to operate through a direct sales force or through independent agents include political and economic stability in the country and region, logistics in providing the Company's downhole tools to the customer, market size, foreign taxes, labor laws and import and export procedures. In countries where management believes drilling activity is likely to remain high for a sustained period, the Company is most likely to market and distribute its rental tools through a direct sales force rather than through international agents, if practical. In such instances, the Company leases facilities to accommo-date administrative, marketing, distribution, and tool maintenance functions similar to its district facilities in the United States.

     All pricing and rental terms and conditions of rental are established by the Company and may not be varied by international agents without approval of the Company. International agents typically offer other products and services but are contractually prohibited from offering competing products unless the Company does not offer the particular tool or size of tool in the agent's territory.

     The Company does not believe that any one customer accounted for more than 10% of the Company's revenues during any of the Company's three most recent fiscal years.

INTERNATIONAL OPERATIONS

     The Company's international operations accounted for approximately 46%, 39% and 41% of total revenues for each of the three fiscal years ended April 30, 1996, respectively. As of April 30, 1996, the Company had product and equipment sales or service operations in approximately 32 locations in 26 countries (including the United States), primarily in Europe, Africa, the Middle East, the Far East and Canada, and in four states in the United States. The Company's international operations traditionally have been more stable and profitable than its domestic operations. See Note 13 of notes to consolidated financial statements of the Company contained elsewhere in this Prospectus for additional information regarding foreign and domestic revenues.

     The Company currently utilizes 13 international agents responsible for marketing in approximately 31 countries. International agents also perform maintenance of the Company's downhole tools in their custody at their own facilities. International marketing and distribution is organized into four major regions: Europe and Western Africa, Middle East and Eastern Africa, Asia and Australia, and Latin America. Each region is further divided into multiple and sometimes overlapping international agent territories, generally based on political boundaries. Regional supervisors are assigned by the Company to oversee international agent operations within each of the Company's four international regions, particularly with respect to proper maintenance and redressing of tools and to provide sales support and technical assistance to customers.

     Dailey's international operations are subject to special considerations inherent in doing business outside the United States, including political instability, war, civil disturbances and governmental activities, which may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Government-owned petroleum companies located in some of the countries in which Dailey operates have adopted, or are subject to, policies which mandate that preference be given to companies that are majority-owned by local nationals.

ARRANGEMENTS WITH CUSTOMERS

     The Company typically charges is directional drilling services customers a per-day rate for each directional driller and MWD technician provided by the Company. Domestically, the Company separately charges its customers a per-day rental rate for MWD units and related equipment utilized by the customer. Downhole drilling motors provided by the Company are billed based upon an hourly rate.

     The Company's international directional drilling operations currently are limited to Venezuela. The Company charges for its services based upon a per-well basis, which charge includes an estimate of the number of days the Company's directional drillers and MWD technicians will be on-site as well as an estimate of the MWD equipment and related tools that will be utilized in drilling the applicable well. In situations where the Company is subcontracting its services to another directional drilling company it receives a per day charge for its services, in some cases subject to a maximum possible charge.

     The Company chooses to offer its downhole tools primarily for rental in order to protect its proprietary designs and assure quality control in their maintenance and operation. The Company believes that a substantial portion of the drilling jars in use worldwide are rented rather than purchased by the end-user.

     The Company typically rents its drilling tools by the day on a per-rig basis. Because many customers prefer to have additional or substitute tools of varying sizes on site, the Company classifies its drilling tools as either "operational" or "standby" for purposes of calculating rental charges. Daily rental rates for standby tools generally are less than standard rates for operational tools, although in some international markets the same daily rent is charged for operational and standby tools. In some domestic market areas, the Company supplies standby tools at no additional charge.

     In international markets, the Company generally receives a standard inspection charge for drilling tools actually used and returned. Additional charges are assessed for parts damaged beyond normal wear. A substantial replacement or "lost-in-hole" charge is made for tools that are lost or abandoned. Rental rates for operational and standby tools, damage charges and lost-in-hole charges vary by product, domestic or international location, and local competitive conditions. Longer-term tool rental contracts are negotiated, particularly with major oil companies or with operators drilling a multiple well program.

     The Company occasionally offers its L.I. Jar and spare parts for sale in certain international markets. Sales are generally confined to national oil companies of countries where political risks, governmental restrictions, or other operating conditions are such that the Company has chosen not to establish rental operations, either directly or through agents.

MANUFACTURING

     The manufacturing processes generally required to produce the Company's downhole tools are machining, fabrication, assembly of components manufactured by the Company or outside suppliers, and quality control testing. The Company's downhole tools are primarily manufactured from bars and tubes of high grade alloy and stainless steel made to the Company's proprietary metallurgical specifications and various seal materials. While the Company chooses to purchase some raw materials from single vendors, management believes that the raw materials used in its tools are generally available from multiple sources at competitive prices.

     Prior to fiscal 1994, the majority of the component parts for the Company's downhole tools were manufactured by Company personnel at locations owned or leased by the Company, while only certain specialized manufacturing operations were outsourced to third parties. Beginning in 1991, the Company made a strategic decision to increase the proportion of the components of its various downhole tools that were manufactured by outside third parties; however, assembly of the Company's downhole tools is still done entirely in-house. Pursuant to this strategy, the Company attempts to outsource those manufacturing processes that can be performed more efficiently and cost effectively by outside third parties while still satisfying Dailey's rigid quality control standards. In order to safeguard the proprietary nature of its various downhole tools, the Company does not outsource the manufacture of proprietary components and maintains a policy of manufacturing at least one aspect of each of its downhole tools in-house. The Company believes that its manufacturing capabilities and arrangements are sufficient in order to meet the demand and timing needs of the Company's customers for the next 12 months. Machining of larger components and spare parts, including the most complex components, is done by the Company at its manufacturing plant in Conroe, Texas. The Company uses independent machine shops to produce many of the smaller spare parts, which the Company believes can be more competitively machined by such independent shops.

     Quality control is stressed throughout the manufacturing process to produce downhole tools meeting the Company's high standards for reliability and performance. Quality control inspections are conducted by specially trained personnel. Steel bars and tubes are inspected and tested for compliance with the Company's metallurgical specifications. Each part, whether produced by the Company or others, is individually inspected for conformity with design specifications. Each critical component is also inspected for cracking by magnetic particle inspection. Upon final assembly, drilling and fishing jars are repeatedly triggered in specially designed test racks to assure proper performance before shipment.

     All of the Company's tools except the Company's drilling motors are currently assembled at its plant in Conroe, Texas. Drilling motors are assembled at the Company's Houston, Texas facilities. The Company believes that it has sufficient manufacturing capacity to accommodate anticipated demand for its tools without expanding its manufacturing facilities in the United States. Increased use of third parties to manufacture certain components of its newer products and commencement of replacement part and tool manufacture in the United Kingdom are expected to increase the Company's manufacturing capacity.

MAINTENANCE

     Maintenance of the Company's downhole tools is conducted in the United States at six of the Company's district facilities, each of which is specially equipped for that purpose. In the United Kingdom, Colombia and Venezuela, maintenance is conducted by Company personnel, and elsewhere by the Company's international agents who are subject to periodic quality control inspection and supervision by Company personnel. The Company's emphasis on quality control is also applied to maintenance of its downhole tools. Upon return to the Company's district service and distribution facility, each tool is activated repeatedly in a test rack to detect performance deficiencies. The tool is then disassembled, metallic parts are inspected, non-metallic parts are replaced as needed, and moving parts are examined for excessive wear. The tool is then reassembled, painted "Dailey blue", the characteristic blue color associated with Dailey products, and returned to the rental fleet.

RAW MATERIALS

     The manufacturing processes performed in house by the Company require a ready supply of special alloy steel and other raw materials. The Company purchases its raw materials from various vendors, none of which supplied more than 30% of the Company's supply of steel during fiscal year 1996. Although the Company typically places orders for its steel at least three months in advance and usually stores with a third party a reserve supply of steel adequate to cover the Company's demand for steel for at least one month, any prolonged disruption in steel supply could affect the Company's ability to meet production schedules and commitments, which could have a material adverse effect on the Company's financial condition and results of operations.

INTELLECTUAL PROPERTY

     The Company believes that the proprietary aspects of many of its downhole tools provide it with certain competitive advantages. In particular, the Company believes that the trademarks and servicemarks protecting the Dailey name in domestic and international markets is of primary importance. The Company relies on a combination of patents, trade secrets, trademarks and servicemarks and copyrights to protect its proprietary technologies and intellectual properties. Dailey owns numerous patents in the United States and other countries.

     The markets for the Company's downhole tools are characterized by continual technological developments that have resulted in, and will likely continue to result in, improvements in product function and performance. The Company believes that its success will depend on its ability to respond to technological developments on a timely basis, either internally or through strategic alliances or acquisitions. Current competitors or new market entrants may develop new technologies, products, services or standards that could render the Company's products and services obsolete. Furthermore, after Dailey's patents expire, the Company's competitors could develop products substantially similar to the Company's downhole tools. In this regard, the Company maintains an engineering staff on-site, which is responsible for designing and developing new products and improvements to existing products.

     The Company holds approximately 22 patents in the United States and numerous counterparts in other countries and has approximately 46 trademarks and servicemarks registered in the United States and other countries. Patents protect features of the Dailey Hydraulic Jar, Dailey Fishing Jar, DNT Jar, R.A.M. Shock Absorber and Dailey Drilling Motor. The L.I. Jar has not been protected by patent since 1983. Certain features of other products offered by the Company have been granted United States and foreign national patent protection, or have patent applications pending. Many of the Company's competitors also have obtained or applied for patent protection for competing products offered by them. There is no assurance that the Company's patents will prove enforceable, that any patents will be issued for which the Company has made application or that competitors will not be able to develop functionally similar downhole tools not violating any patents the Company has or may obtain.

     The Company regards its patents, trademarks and servicemarks, know-how and proprietary information to be of significant value and vigorously protects its intellectual property rights, by litigation if necessary. The Company also believes that its engineering, manufacturing, and technical knowledge and experience are important to its competitive position. Although the Company does not consider its business to be wholly dependent on any single patent or trademark, the loss of patent protection for the Dailey Hydraulic Jar or Dailey Hydraulic Fishing Jar could have a material adverse effect on the Company.

RESEARCH AND DEVELOPMENT

     The Company conducts its research and development ("R&D") activities through its engineering department and believes that its engineering facilities in Conroe, Texas are fully equipped to enable the Company to take a new product from design through the evaluation and prototype manufacturing stages. The Company's engineering department employs approximately ten individuals, including four design engineers, three draftsmen and one senior project coordinator. The Company's design engineers have an average of 21 years industry experience and have been employed by the Company for an average of seven years. The Company's R&D expenditures during the three fiscal years ended April 30, 1996, were $736,000, $775,000 and $728,000, respectively, and it has budgeted $1.0 million for fiscal 1997 expenditures.

     The Company's engineering department works closely with its marketing department and personnel when developing and evaluating new downhole tools and enhancements to existing downhole tools. The Company believes its direct interaction with its customers has enhanced Dailey's ability to identify and determine demand for new products and improved products. Potential ideas and concepts are most often introduced to the engineering department by the Company's marketing personnel based upon requests from and needs of the Company's customers.

     In connection with its R&D efforts, the Company recently introduced its newest downhole tool, the Dailey Coiled Tubing Jar, which the Company believes is the only double-acting, hydraulic coiled tubing jar that has been introduced for commercial operation in the oil and gas industry. The Company has applied for patents covering certain features of its hydraulic coiled tubing jar.

OPERATING RISKS AND INSURANCE

     The operations of the Company's customers are subject to hazards inherent in the oil and gas industry, such as blowouts, explosions, craterings, fires and oil spills, that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. In addition, claims for loss of oil and gas production and damage to formations can occur in the workover process. If a serious accident were to occur where the Company's downhole tools are used or its directional drilling services are being provided could result in the Company being named as a defendant in lawsuits asserting potentially large claims.

     As protection against operating hazards, the Company maintains insurance coverage that it believes to be customary in the industry against these hazards, and whenever possible, obtains agreements from customers providing for indemnification against liability. The Company maintains general liability insurance in the primary amount of $1.0 million, policies to cover its buildings, equipment and other property with aggregate coverage limits of $27.7 million, as well as worker's compensation, auto, crime and political risk insurance. The Company also is insured under an umbrella liability policy with a coverage limits of $5.0 million in the aggregate. Most of the Company's policies provide for coverage on a per-occurrence basis, rather than a claim basis. The Company's policies generally exclude coverage for losses and liabilities relating to environmental damage or pollution, breach of contract or fraud or deceptive practices. The Company does not maintain professional liability insurance.

     Although historically the Company's insurance coverage has greatly exceeded the amount of its claims, and management believes that the Company's insurance coverage is adequate for its present operations, a successful liability claim for which the Company is underinsured or uninsured could have a material adverse effect on the Company. The Company often is required to indemnify major customers pursuant to master service agreements.

COMPETITION

     In directional drilling services, the Company believes that the principal competitive factor is availability of qualified experienced directional drilling personnel, particularly personnel with whom the customer has had satisfactory experience, and to a lesser extent, price and technology. The Company believes that it is able to recruit and retain highly-qualified directional drillers because of its reputation in the industry for stability and quality and because it offers competitive wages and a reliable, experienced support staff. The Company believes its directional drilling personnel have excellent qualifications and experience, and is seeking additional personnel to enhance its competitive position in the directional drilling services industry. The Company believes that its competition in the directional drilling services industry is comprised of fully-integrated service companies such as Anadrill/Schlumberger, Baker-INTEQ, Halliburton Energy Services and Sperry-Sun, and smaller, independent companies that offer only directional drilling services or only a limited line of additional products and services. The Company believes that its ability to recruit and retain highly qualified directional drillers, and in turn, offer its customers more personalized, high quality service, allows it to compete favorably with the larger fully-integrated service companies with respect to customers that emphasize service and quality over price. The Company believes that the primary competitive advantages of the fully-integrated service companies are their ability to offer lower prices in certain areas and to offer certain technology, such as LWD services, which smaller directional drilling service companies, such as Dailey, currently do not offer.

     The Company believes its primary competitive advantages with respect to downhole tools are the dependability and performance characteristics of its drilling tools that the Company believes has resulted in worldwide recognition of the Dailey name, proprietary designs for many of its principal drilling tools, its ability to design, develop and market new and complementary products and services and its knowledgeable sales and technical service personnel. The Company does not generally emphasize price as a competitive feature of its drilling tools. All of the Company's downhole tools are offered in highly competitive markets in which many of the Company's competitors are divisions or subsidiaries of much larger and better capitalized corporations. Many of these competitors offer broader lines of drilling products and services with larger and broader distribution networks than does the Company. In addition, the Company competes with numerous smaller suppliers of specialty drilling and fishing tools. The principal competitive factors affecting the Company's drilling tools are reliability and performance, availability of appropriate tools, technical support and price.

     The Company competes with manufacturers and owners of drilling tools. These competitors include Houston Engineers, a subsidiary of Wilson Industries, Inc., Weir-Houston, Baker Hughes, Bowen, Weatherford Enterra, Inc. and Griffith Tool Company, a subsidiary of Dreco Energy Services Limited. The Company has experienced some loss of drilling jar market share in certain international markets over the past several years due to increasing price competition.

     The Company's three principal competitors with respect to fishing tools are Anadrill/Schlumberger, Bowen and Houston Engineers. Management expects competition and customer price pressures to continue for the foreseeable future with respect to its downhole tools and its directional drilling services.

EMPLOYEES

     At April 30, 1996, the Company had 313 employees, of which 47 persons were employed in domestic sales and marketing, nine in foreign sales and marketing, 12 in engineering and research and development, 100 in administrative and clerical capacities, 32 in manufacturing, 58 in tool maintenance and 55 in directional drilling. Approximately 84% of the Company's employees are located in the United States. The Company considers its employee relations to be excellent. The Company has no collective bargaining agreements.

REGULATION

     Various federal, state and local laws and regulations covering the release of materials into the environment, or otherwise relating to the protection of the public health and the environment, affect the Company's and its customers' domestic operations, expenses and costs. The trend in environmental regulation has been to place more restrictions and limitations on activities that may impact the environment, such as emissions of pollutants, generation and disposal of wastes, and use and handling of chemical substances. Increasingly strict environmental restrictions and limitations, as well as the obligation to remediate existing contamination, have resulted in increased operating costs for the Company and other similar businesses throughout the United States, and it is possible that the costs of compliance with environmental laws and regulations will continue to increase, both for the Company and its customers. In this regard, the Resource Conservation and Recovery Act ("RCRA"), a federal statute governing the disposal of solid and hazardous wastes, includes a statutory exemption that allows oil and gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. If oil and gas exploration and production wastes were required to be managed and disposed of as hazardous waste, either as a result of change in RCRA or the imposition of more stringent state regulations, domestic oil and gas producers, including many of the Company's customers, could be required to incur substantial obligations with respect to such wastes. Because of the potential impact on the Company's customers, any regulatory changes that impose additional restrictions or requirements on the disposal of oil and gas wastes could adversely affect demand for the Company's products and services. In addition, the Company is subject to laws and regulations concerning occupational health and safety. The Company's international operations also are subject to international laws respecting environmental and worker safety matters in the countries in which they operate. The Company believes that it is in compliance with the requirements of environmental and occupational health and safety laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate impact of such laws and regulations on the Company's business. Any violation of such laws could subject the Company to fines, penalties or other liabilities.

     Capital expenditures for property, plant and equipment for environmental control facilities during fiscal 1996 were not material. Based on the Company's experience to date, the Company currently does not anticipate any material adverse effect on its results of operations or financial condition as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. However, future events, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies, or stricter or different interpretations of existing laws and regulations, may require additional expenditures by the Company, which may be material.

PROPERTIES

     The following table summarizes the Company's significant owned and leased properties as of April 30, 1996:

              LOCATION OF FACILITY             PROPERTY INTEREST                 USE
    -----------------------------------------  ------------------    ----------------------------
    Aberdeen, Scotland.......................        Leased                General Office,
                                                                         General Maintenance
    Anchorage, Alaska........................        Owned              General Office Storage
    Bakersfield, California..................        Leased             General Office Storage
    Bogota, Columbia.........................        Leased                General Office,
                                                                         General Maintenance
    Anaco, Venezuela.........................        Leased                General Office,
                                                                         General Maintenance
    Cabimas, Venezuela.......................        Leased                General Office,
                                                                         General Maintenance
    Conroe, Texas............................      Leased(1)              Corporate Offices,
                                                                         Manufacture, General
                                                                      Maintenance, Service, R&D
    Corpus Christi, Texas....................        Owned                 General Office,
                                                                         General Maintenance
    Houma, Louisiana.........................        Owned                 General Office,
                                                                         General Maintenance
    Houston, Texas...........................        Owned           Directional Drilling Plant,
                                                                           General Office,
                                                                         General Maintenance
    Lafayette, Louisiana.....................        Owned                 General Office,
                                                                         General Maintenance

- ---------------

(1) Leased from an affiliate of Lawrence. See "Certain Relationships and Related Transactions".

     The Company considers all of its facilities to be in good operating condition and adequate for their present uses. The Company believes that it has sufficient manufacturing, maintenance, service and storage capacity to meet its current and anticipated requirements. The Company also utilizes properties provided by its international agents, which the Company currently does not lease.

LEGAL PROCEEDINGS

     The Company is not a party to, nor is any of its property the subject of, any pending legal proceedings, other than ordinary routine litigation incidental to its business, including litigation relating to the Company's intellectual property, and which is believed to be either covered by insurance or not material in amount.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     In connection with the Offering, the Board of Directors of the Company will be expanded to six positions. The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes of directors, with the term of each class expiring at successive annual stockholders' meetings. At and after the 1997 annual meeting of stockholders, all nominees of the class standing for election will be elected for three-year terms. It is intended that the directors named below will constitute the Board of Directors of the Company at the time of the closing of the Offering.

     Set forth below is the name, age as of May 24, 1996, and position of each of the directors, executive officers and other significant employees of the Company as they will exist at the closing of the Offering, and, with respect to each director, the year of expiration of his initial term of office. The Company intends to add two additional outside directors as soon as possible after the Offering, who it is expected to be a member of the Audit and Compensation Committees.

                                                                                       YEAR TERM
                                                                                      AS DIRECTOR
               NAME                    AGE                  POSITION                  WILL EXPIRE
- -----------------------------------    ---     -----------------------------------    -----------
J. D. Lawrence.....................    50      Chairman of the Board of Directors         1999
James F. Farr(1)(2)................    39      President, Chief Executive Officer         1999
                                               and Director
William D. Sutton(1)(2)............    42      Senior Vice President, General             1998
                                               Counsel, Secretary and Director
David T. Tighe(2)..................    44      Senior Vice President -- Finance,          1998
                                               Chief Financial Officer, Treasurer
                                                  and Director
John E. Blacklaws..................    39      President -- Production Services
Dwight A. Goolsbay.................    35      Vice President -- MWD Services
Cecil W. Harvey....................    59      President -- Directional Drilling
Gary P. Hertfelder.................    41      Vice President -- Engineering/R&D
Martin Lyons.......................    46      Senior Vice
                                               President -- Directional Drilling
                                                  and Marketing
James G. Matlock...................    52      President -- Dailey Oil Tools
James J. Orr.......................    53      Vice President -- Domestic
                                               Directional Drilling and Marketing

- ---------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Executive Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

(4) To be elected as a director (and committee member as indicated above) immediately prior to the closing of the Offering.

     All officers of the Company are elected by the Board of Directors of the Company and hold office until the earlier of their resignation, removal or other termination. All of the executive officers listed above will enter into employment agreements with the Company prior to closing of the Offering pursuant to which they hold their current positions. See "-- Employment Agreements".

     J. D. Lawrence has been a director of the Company since 1973, and Chairman of the Board of Directors since June 1989. He has been employed by the Company since 1968, serving as its President from 1982 to

1989 and as a Vice President from 1973 to 1982. Mr. Lawrence is Chairman of the Board of Directors, President and the sole director of Lawrence.

     James F. Farr has been President of the Company since December 1990, its Chief Executive Officer since August 1991, and a director of the Company since September 1991. As International Manager from October 1989 to December 1990, he was responsible for all international activities, including the marketing, distribution and sale of the Company's products and services, and developing and maintaining the Company's relationships with its agents. From August 1988 to October 1989, Mr. Farr served as Managing Director of Dailey International, Inc., the Company's wholly-owned subsidiary, and as Region Manager for Europe and West Africa, with responsibility for the Company's facilities in the United Kingdom as well as marketing operations in Europe and West Africa. From 1975 to August 1988, he served the Company in various managerial, marketing and operating capacities.

     William D. Sutton has been Senior Vice President, General Counsel and Secretary since 1984, and a director of the Company since September 1991. He has served as the Company's Secretary and General Counsel since 1980. He also served as a director of the Company from 1979 to 1990, and as a Vice President from 1982 to 1984. Prior to joining the Company in 1979, Mr. Sutton was an attorney in private practice.

     David T. Tighe has been Senior Vice President -- Finance and Treasurer of the Company since May 1988. He become a director of the Company in September 1991. Mr. Tighe also served as a director of the Company from 1984 to 1990. From 1985 to April 1988, he served as Corporate Controller. From 1984 to 1985, he was the Company's Assistant Controller. Prior to joining the Company in 1984, Mr. Tighe, a certified public accountant, was Controller of Carolina International, Inc. from 1982 to 1984 and Tandem Industries, Inc. from 1980 to 1982.

     John E. Blacklaws has been President of the Company's Production Services Division since September 1994, with responsibility for the Company's manufacturing, engineering, domestic field repairs, and management of inventory. From November 1990 to September 1994, he was Vice President for the manufacturing and production division in Houston, Texas. From March 1989 to November 1990, he was Manager of Manufacturing Technical Services with quality control responsibilities at the Company's Houston facility and in the field.

     Dwight A. Goolsbay has been Vice President -- MWD Services since May 1996. As an MWD Product Manager between December 1993 and May 1996, he was responsible for managing Dailey's entry into the domestic and international MWD services business. From October 1990 to December 1993, he was a drilling motor product engineer and assisted with development and expansion of the drilling motor product line. Prior to joining the Company in 1990, Mr. Goolsbay was the Oklahoma City District Manager for Halliburton Drilling Systems, Inc. -- MWD Division. From 1985 to 1987, he was U.S. Operations Coordinator for Drilex Systems, Inc. in Houston, Texas.

     Cecil W. Harvey has been President of Dailey Drilling Systems since December 1993 and General Manager of Dailey Directional from December 1990 to December 1993. From May 1989 to December 1990, he was Vice
President -- Marketing with responsibility for the Company's domestic and international downhole tool marketing, rental, sale, distribution and service operations. From July 1987 to May 1989, he was Vice President of Dailey Directional. From 1985 to July 1987, he was District Manager for the Company's Lafayette, Louisiana directional drilling operations. From 1983 to 1985, Mr. Harvey was the United States Operations Manager of AMF Scientific Drilling Control in Houston, Texas with responsibilities for its directional drilling, steering tool and survey operations.

     Gary P. Hertfelder was named Vice President Engineering/R&D in December 1994. From February 1994 to December 1994, he served the Company as Vice President Engineering/Operations of environmental remediation technology division which focused on applying oil and gas industry technologies, including horizontal drilling techniques, for remediation of petroleum contaminated sites. As Special Projects Manager, from May 1993 to February 1994, he was responsible for identifying new products and technologies. From November 1992 to May 1993, he was Marketing Manager responsible for development of marketing strategies. As International Technical Manager, from November 1991 to November 1992, he was responsible for worldwide customer technical support concerning Company products and services. He joined the Company in November 1987 as Technical Services Engineer and served in this capacity to November 1991. Prior to joining Dailey, Mr. Hertfelder was employed by several oil and gas exploration companies including Union Oil Company of California, Grace Petroleum Company and Collet Oil Ventures, Inc., in various drilling and production engineering capacities. Mr. Hertfelder is a Registered Petroleum Engineer in Texas.

     Martin Lyons was named Senior Vice President Directional Drilling & Marketing in May 1996. From December 1993 through May 1996, he served as Vice President Directional Drilling, responsible for management of all the Company's domestic directional drilling sales and operations. His duties during this time period also included operations and capital budgeting for all domestic directional drilling operations. During the time period of August 1990 to December 1993 he functioned as Western Division Manager and was responsible for the Gulf Coast directional drilling and sales operations west of the Sabine River. From August of 1989 to August of 1990 Mr. Lyons was a Senior Technical Sales Representative in the Houston, Texas market. Prior to joining Dailey, Mr. Lyons was employed by Helmer Directional Drilling, Inc. were he held the positions of Office Manager and Directional Drilling Supervisor.

     James G. Matlock has been President of Dailey Oil Tools since September 1994. From February 1994 to September 1994, he was Vice President Operations, Corporate Offices, Conroe, Texas, responsible for all Dailey Oil Tools operations, both domestic and international. From July 1993 to January 1994, he was International Operations Manager, Corporate offices, Conroe, Texas, responsible for all phases of international operations. From May 1992 to July 1993, he was Eastern Hemisphere Manager, stationed in Aberdeen, responsible for all countries in Europe, Middle East, West Africa and the Far East. From October 1989 to April 1992, he was Regional Manager Europe/West Africa, stationed in Aberdeen. From March 1988 to September 1989, he was Regional Manager, Middle East. Prior to joining Dailey, he was International Operations Manager from 1973 to September 1989 at various locations for Dresser Industries and Hughes Tool Co.

     James J. Orr has been Vice President -- Domestic Directional Drilling and Marketing since May 1996, and Vice President -- Drilling Motors and MWD Services since December 1993 and was responsible for managing Dailey's entry into the domestic and international drilling motor and MWD business. From November 1989 to December 1993, he was Drilling Motor Development Manager assisting in the design, development and expansion of the drilling motor product line. Prior to joining Dailey in 1989, Mr. Orr was Gulf Coast Regional Manager for Drilex Systems, Inc., responsible for sales and operations from 1986 to 1989. From 1983 to 1986 he was Senior Technical Sales and Operations Representative for the Hughes Tool Company's Drilling Motor Program.

COMMITTEES

     Pursuant to the Company's Bylaws, the Board has established standing Audit, Compensation and Executive Committees. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by the auditors, the plan and results of the auditing engagement and the amount of fees charged for audit services performed by the auditors, and evaluates the Company's system of internal accounting controls. The Compensation Committee recommends to the Board the compensation to be paid to the Company's directors, executive officers and key employees and administers the compensation plans for the Company's executive officers. The Executive Committee acts on behalf of the Board between regularly scheduled meetings of the Board.

COMPENSATION OF DIRECTORS

     Employee Directors of the Company do not receive any additional compensation for their services as a director of the Company. The Company intends to pay an annual retainer of $15,000 to each non-employee director. In addition, each non-employee director will receive $1,000 for each Board of Directors meeting attended and $750 for each committee meeting attended. The Company will also pay reasonable out-of-pocket expenses incurred by non-employee directors to attend Board of Directors and committee meetings. Non-employee directors also will be entitled to receive options pursuant to the Company's 1996 Non-Employee Director Stock Plan. See "-- 1996 Non-Employee Director Stock Option Plan".

COMPENSATION OF EXECUTIVE OFFICERS

     The Company did not have a compensation committee prior to the Offering. During fiscal 1996, compensation levels were determined by the Company's Board of Directors, each of the members of which are officers of the Company. The following Summary Compensation Table sets forth information with respect to the President and Chief Executive Officer of the Company and the other four most highly compensated officers of the Company for the three fiscal years ended April 30, 1996:

                           SUMMARY COMPENSATION TABLE

                                                    FOR THE YEAR ENDED
                                                      APRIL 30, 1996
                                                   ANNUAL COMPENSATION
                                           ------------------------------------
                                                                       OTHER
                                                                       ANNUAL          ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY      BONUS        COMPENSATION(1) COMPENSATION(2)
- -----------------------------------------  --------    --------      ----------     ---------------
J. D. Lawrence...........................  $444,798    $109,920      $86,255(3)         $ 2,326
  Chairman of the Board
James F. Farr............................   266,652      55,500          --                 571
  President and Chief Executive Officer
Cecil W. Harvey..........................   112,441      19,520          --               3,906
  Vice President-Directional Drilling
William D. Sutton........................   239,653      55,260          --                 824
  Senior Vice President, General Counsel
  and Secretary
David T. Tighe...........................   165,289      54,960          --                 901
  Senior Vice President-Finance, Chief
  Financial Officer and Treasurer

- ---------------

(1) Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Executive Officer.

(2) Represents payments for premiums for group term life insurance on behalf of such individual.

(3) Represents (i) payments of $69,722 relating to expenses incurred in chartering a corporate aircraft on behalf of Mr. Lawrence, which costs were reimbursed to the Company by Lawrence Industries, Inc. on behalf of the employee and (ii) $16,533 relating to lease payments for a company automobile.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Lawrence, Farr, Sutton and Tighe (collectively, the "Executive Employees") have entered into an employment agreement (collectively, the "Executive Employment Agreements") with the Company. Each of the Executive Employment Agreements has an initial term through April 30, 1999. The Executive Employment Agreements provide for a minimum annual salary during the term of the Executive Employment Agreements of approximately $100,000, $240,000, $228,000 and $180,000 for Messrs. Lawrence, Farr, Sutton and Tighe, respectively. The Executive Employment Agreements also provide for the grant of

120,000 shares of restricted Class A Common Stock to each of Messrs. Farr, Sutton and Tighe, and the grant of options to each of the same individuals to purchase 71,712 additional shares, at the closing of the Offering. Such restricted stock and options vest over a period of three years. See "-- 1996 Key Employee Stock Plan." The Executive Employment Agreements also provide for certain automobile allowances, employee benefits, vacation and reimbursement of expenses.

     The Executive Employment Agreements may be terminated (i) by the Company with or without cause (as hereinafter defined); (ii) by the Executive Employee's resignation; (iii) upon the death of the Executive Employee or (iv) upon the disability of the Executive Employee. Under the Executive Employment Agreements, "cause" is defined to mean any of the following events: (i) an act or acts of personal dishonesty taken by the Executive Employee and intended to result in substantial personal enrichment of the Executive Employee at the expense of the Company; (ii) repeated violations by the Executive Employee of his obligations under the Executive Employment Agreement that are demonstrably willful on the Executive Employee's part, and for which the Executive Employee has received more than one written warning that specifies each of the Executive Employee's violations; and (iii) the conviction of the Executive Employee of a felony.

     If the Company terminates the Executive Employment Agreement for any reason other than for "cause" and such termination is not within one year of a Change in Control (as hereinafter defined), the Company is required to pay to the Executive Employee an amount equal to the greater of (1) his total Base Salary (as defined in the Executive Employment Agreement) for the remainder of the Employment Period (as defined in the Executive Employment Agreement) or (2) the greater of (a) three months of his Base Salary or (b) one month of Base Salary for each full year of service completed with the Company as of the date of termination. If the Company terminates the Executive Employment Agreement for any reason other than for "cause" and such termination occurs within one year of a change in control, or if the Executive Employee terminates the Agreement for Good Cause (as defined in the Executive Employment Agreement) and such termination occurs within one year of a Change in Control, the Company is required to pay to the Executive Employee an amount equal to the greater of (1) his total Base Salary for the remainder of the Employment Period, (2) two times the greater of (a) his annualized Base Salary in effect upon the occurrence of the Change in Control and (b) his annualized Base Salary in effect on the date notice of termination is received, and (3) one month of Base Salary for each full year of service completed with the Company as of the date of termination. Under the Executive Employment Agreements, a Change in Control occurs when (i) any person (other than those persons who own more than 10% of the combined voting power of the Company's outstanding securities on the date of the Executive Employment Agreements) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's then outstanding voting securities, or (ii) individuals who at the beginning of any period of two consecutive years constitute the Company's Board of Directors cease for any reason to constitute a majority of such Board of Directors at any time during such two-year period.

     Each Executive Employee has agreed that for the term of his Executive Employment Agreement and (i) perpetually after termination for whatever reason, he will not, directly or indirectly, disclose confidential information and (ii) for a period of two years following termination for whatever reason, he will not participate in any business in any geographic region in which the Company conducts business that is in competition with the Company or employ any of the Company's employees, induce any of the Company's employees to leave their employment or in any way interfere with the employee relations of the Company.

     It is expected that each of Messrs. Blacklaws, Goolsbay, Harvey, Hertfelder, Lyons, Matlock and Orr will enter into an employment agreement with the Company prior to the closing of the Offering providing for an initial term through April 30, 1999. Such employment agreements are substantially similar to the Executive Employee Agreements with respect to non-competition and confidentiality. The agreements provide for initial grants of stock options to purchase 17,999 shares of Class A Common Stock pursuant to the 1996 Plan, which will vest on the first, second and third anniversary of the date of such grants in 33.3% increments. The agreements do not have provisions regarding Changes in Control.

1996 KEY EMPLOYEE STOCK PLAN

     The Company has established a stock option and restricted stock plan, the Dailey Petroleum Services Corp. 1996 Key Employee Stock Plan (the "1996 Plan"), pursuant to which incentive and non-qualified options to purchase shares of Class A Common Stock and awards of restricted shares of Class A Common Stock will be available for future grants.

     The 1996 Plan is designed to provide certain key employees, including officers and employee-directors of the Company, with additional incentives to promote the success of the Company's business and to enhance the Company's ability to attract and retain the services of qualified persons. The 1996 Plan will be administered by the Compensation Committee or such other committee of no less than two persons (the "Committee") appointed by the Board of Directors. Committee members may not be employees of the Company and must not have been eligible to participate under the 1996 Plan for a period of at least one year prior to being appointed to the Committee. Under the Plan, options to purchase Class A Common Stock and restricted stock awards up to an aggregate of 900,000 shares of Class A Common Stock may be granted by the Committee. The maximum number of shares subject to options that may be issued to, and the maximum number shares subject to restricted stock awards that may be granted to, any
employee during any year is           and           shares, respectively. The
exercise price of an option granted pursuant to the 1996 Plan may not be less than the fair market value of the Class A Common Stock on the date of grant. In the case of a grant of an option designated as an "Incentive Option" to an employee who owns more than ten percent of the total combined voting power of all classes of Common Stock (a "10% Stockholder"), the exercise price of each such option under the 1996 Plan may not be less than 110% of the fair market value of the Class A Common Stock on the date of the grant. No option may be granted under the 1996 Plan with a duration of more than ten years. In the case of a 10% Stockholder, no option designated as an "Incentive Option" may be granted with a duration of more than five years. Options designated as "Incentive Options" under the 1996 Plan may be treated as such only to the extent that the aggregate fair market value of the stock with respect to which options are exercisable for the first time by the option holder in any calendar year, under the 1996 Plan or any other incentive stock option plan of the Company, does not exceed $100,000 valued as of the date of grant. Under the 1996 Plan, the Committee may issue shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. The restricted stock is subject to certain restrictions described in the 1996 Plan, with no restrictions continuing for more than ten years from the date of the award. The 1996 Plan may be amended by the Board of Directors without any requirement of stockholder approval, except as required by Rule 16b-3 under the Exchange Act ("Rule 16b-3") to obtain the benefits under such Rule and the incentive option rules of the Internal Revenue Code of 1986, as amended (the "Code"). To date, no options or restricted stock awards have been granted under the 1996 Plan. Contemporaneously with the Offering, the Company intends to grant qualified options exercisable for 341,129 shares of Class A Common Stock to various executive officers at the initial public offering price, which will vest over three years in 33.3% increments. In addition, the Company intends to grant to each of Messrs. Farr, Sutton and Tighe restricted stock awards in the amount of 120,000. These executive officers will not be required to make any payment for these restricted stock awards or grants of qualified options, which will vest over three years in 33.3% increments. Restrictions on transfer and forfeiture provisions upon termination of employment will apply to
the restricted stock covered by these awards for a period of up to      years,
after which time the restrictions will lapse and all of the stock will be owned by the employees free of further restrictions under the 1996 Plan.

1996 NON-EMPLOYEE DIRECTOR STOCK PLAN

     The Company has established the Dailey Petroleum Services Corp. 1996 Non-Employee Director Stock Plan (the "1996 Director Plan"), pursuant to which options to purchase shares of Class A Common Stock will be available for future grant to non-employee directors. The 1996 Director Plan is designed to enhance the Company's ability to attract and retain the services of qualified persons as directors and to provide such directors with a direct proprietary interest in the success of the Company. The 1996 Director Plan will be administered by the Board of Directors of the Company. Under the 1996 Director Plan, an aggregate of 100,000 shares of Class A Common Stock will be reserved for grant of options to purchase Class A Common

Stock. The exercise price of an option granted pursuant to the 1996 Director Plan may not be less than the fair market value of the Class A Common Stock on the date of grant. No option may be granted under such Plan with a duration of more than ten years. The 1996 Director Plan generally may be amended by the Board of Directors without any requirement of stockholder approval except to the extent required by Rule 16b-3 to qualify for the benefits of such Rule. To date, no options have been granted under the 1996 Director Plan. Contemporaneously with the Offering, the Company intends to grant options to each non-employee director to acquire 10,000 shares of Class A Common Stock at an exercise price equal to the initial public offering price for Class A Common Stock set forth on the cover page of this Prospectus. In addition, options to acquire 10,000 shares automatically will be granted after each annual meeting of stockholders to each director who served as a director during the preceding six months and who will continue to serve as a director.

401(K) PLAN

     Prior to the Offering, the Company's employees were eligible to participate in a defined contribution retirement plan (the "Lawrence Plan") that complies with Section 401(k) of the Code and that was adopted by Lawrence for its employees and the employees of its subsidiaries. After the Offering, the Company's employees will no longer be eligible to participate in the Lawrence Plan. The Company intends to adopt a defined contribution plan that complies with Section 401(k) of the Code after the Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDER

     Upon completion of the Offering, Lawrence will beneficially own all of the outstanding Class B Common Stock, which will constitute 53% of the Company's Common Stock (approximately 50% if the Underwriters' over-allotment option is exercised in full) and 85% of the voting power of the Common Stock (83% if the Underwriters' over-allotment option is exercised in full). All of the capital stock of Lawrence is beneficially owned by Mr. Lawrence and Mr. Lawrence's family. Accordingly, Mr. Lawrence will be in a position to elect the directors of the Company and control all matters relating to management of the Company, including corporate strategy, acquisition or disposition of assets, issuances of Common Stock or other securities and payment of dividends. Mr. Lawrence is the Chairman of the Company's Board of Directors and the sole director of Lawrence. Upon completion of the Offering, Messrs. Farr, Sutton and Tighe, each of whom is a director and officer of the Company, will resign all positions currently held by them as officers of Lawrence or as officers and directors of Lawrence subsidiaries, except that Mr. Sutton will remain a director and minority shareholder of First Surety Title Company, Inc., an affiliate of Lawrence, which from time to time may provide services to the Company.

     The Company and Lawrence have entered into certain contractual arrangements with respect to their relationship after the Offering is consummated. These agreements were reached in anticipation of the Offering and are not the result of arm's-length negotiation between independent parties. Copies of such agreements are included as exhibits to the Registration Statement of which this Prospectus is a part, and the following descriptions are qualified in their entirety by reference to such agreements.

     During the past several years, the Company has funded certain of its working capital requirements through advances from Lawrence, which have been evidenced by a note to Lawrence with an outstanding balance of $1.8 million at April 30, 1996. The Company intends to repay such note utilizing a portion of the net proceeds from the Offering. See "Managements Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources".

     During fiscal 1996, the Company's Chairman of the Board repaid approximately $87,000 relating to a loan made by the Company in June 1994. Such loan was evidenced by a promissory note in the principal amount of $75,000, accrued interest at a rate of 8% and was repayable on demand.

     During the year ended April 30, 1996, the Company paid a salary of $206,406, including bonuses, to the daughter of the Chairman of the Board. This employment arrangement was terminated on April 30, 1996, and the Company does not anticipate paying any salaries or bonuses to such individual in the future. In addition, during the fiscal years ended April 30, 1994, 1995 and 1996, the Company purchased office supplies totaling $131,901, $136,588 and $114,041, respectively, from a company owned and controlled by the Chairman's wife.

TAX ALLOCATION AGREEMENT

     For taxable periods ending on or before the closing of the Offering, the Company will be included in the consolidated federal income tax returns filed by Lawrence as the common parent for itself, its subsidiaries and affiliated companies. Pursuant to the Tax Allocation Agreement to be entered into by the Company and Lawrence, the Company will pay to Lawrence an amount equal to the federal income tax computed on the Company's (and its subsidiaries) taxable income on a separate-company basis less any tax credits generated by the Company or its subsidiaries. The Company will pay such amount even if the consolidated federal income tax return to which such payment relates does not set forth a net consolidated tax liability. Lawrence will not make any payment to the Company for any of the Company's net operating losses or tax credits, even if such net operating losses or tax credits have been used by Lawrence to reduce its separate federal income tax liability. While the Company is jointly and severally liable for federal income tax imposed on the Lawrence consolidated group while the Company is a member, the Tax Allocation Agreement will impose an indemnity on Lawrence in favor of the Company for any tax imposed on members of the Lawrence group other than the Company and its subsidiaries, including any tax of Lawrence related to the Offering and the Reorganization.

     The Tax Allocation Agreement will apply to the Company for all years in which the Company (or any predecessor) is or was included in the Lawrence consolidated federal income tax return. The Tax Allocation Agreement will apply to the extent a state or other taxing jurisdiction requires or permits a consolidated, combined or unitary tax return to be filed by Lawrence and its affiliates and such return includes the Company.

RELATIONSHIP AGREEMENT

     Under the terms of a relationship agreement to be entered into prior to the Offering between the Company and Lawrence (the "Relationship Agreement"), the Company will agree to provide to Lawrence and its affiliates, upon their request and on an as-available basis, various administrative and management services including cash management, accounting, tax, data processing, human resources, and legal services. Lawrence will pay for such services at rates calculated to recover the Company's reasonable direct costs of providing such services. The Relationship Agreement also will provide that Lawrence will render to the Company management and technical consulting services when requested by the Company. In return, the Company will pay Lawrence $250,000 per year for the term of the Relationship Agreement. The Relationship Agreement will commence upon the closing of the Offering and terminate on April 30, 1999, subject to earlier termination in the event of a material breach by either party. The Relationship Agreement will allow Lawrence to obtain, as needed, but subject to the Company's own requirements, services that historically have been provided to Lawrence or its affiliates by Dailey personnel.

     The Company from time to time has utilized aircraft owned by a Lawrence subsidiary. The Relationship Agreement will provide that the Company may charter such aircraft from Lawrence or its subsidiaries, subject to availability, at rates not exceeding those generally available for charter of substantially similar aircraft in the Houston, Texas, metropolitan area. The Relationship Agreement also will contemplate that the Company may, from time to time, rent equipment or vehicles to Lawrence on an as-available basis at fair market rental rates mutually agreed upon by the Company and Lawrence.

     In addition, under the Relationship Agreement, Lawrence and the Company have agreed to reimburse each other for the costs of certain insurance policies purchased by one party on behalf of the other.

     Pursuant to the Relationship Agreement, Lawrence must indemnify, defend and hold harmless the Company and its directors, officers and employees from and against any loss, liability or claim, including, without limitation, those attributable to the negligence of the Company or Lawrence, arising out of or relating to the Relationship Agreement and the acts or omissions of the Company or Lawrence thereunder. During the past three years, the Company and Lawrence have reimbursed each other for the costs of products and services that will be governed by the Relationship Agreement following the Offering. As of April 30, 1996, Lawrence owed the Company approximately $436,000, net, for such products and services.

LEASE AGREEMENTS

     The Company maintains executive offices in a building located in Conroe, Texas and occupies four adjacent manufacturing and maintenance research and development, and storage facilities, all of which are owned by a subsidiary of Lawrence. Upon completion of the Offering, the Company will lease from such Lawrence all 90% of the executive office building. The Company will also occupy the other adjacent facilities as the sole tenant pursuant to a separate lease agreement.

     The Office Lease Agreement is for a five-year term commencing in May 1996, and covers all of the 64,368 square feet of office space in the Conroe building, as well as the use of access roads and an adjacent outdoor parking lot. Rent is payable monthly at the rate of $48,276 per month for the first two years of the lease, $51,226 per month for the third year, $52,781 per month for the fourth year and $54,390 per month for the fifth year. Additionally, the Company will pay utilities, janitorial, security, maintenance, and property taxes. The landlord will pay for, and extend, insurance coverage. The Company has the option to extend the lease for five years with monthly rent subject to annual increases based upon the proportion that annual increases in the United States Consumer Price Index for All Urban Consumers in Houston, Texas bears to that when the leased term commenced.

     The Service Center Lease Agreement is for a five-year term commencing in May 1996. This lease covers the combined square feet of the district facility building, 31,316 square feet; the manufacturing building, 31,373 square feet; the open storage building, 17,000 square feet and the separator building, 1,530 square feet. The use of access roads and immediately surrounding grounds is also included. Rent is $28,000 per month for all four buildings. The company has an option to extend the lease for five years with monthly rent subject to annual increases based upon the proportion that annual increases in the United States Consumer Price Index for All Urban Consumers in Houston, Texas bears to that when the lease term commenced.

CONFLICTS OF INTEREST

     The nature of the businesses presently conducted by the Company and Lawrence is sufficiently different that conflicts of interest are unlikely to arise in most operating circumstances. Lawrence has advised the Company that it does not currently intend to engage in lines of business presently conducted by the Company, except through ownership of the Company's Common Stock. Lawrence may engage in similar lines of business as a result of the Company's expansion of its business or by Lawrence's acquisition of other businesses. Thus, although Lawrence has no current intention of doing so, there can be no assurance that Lawrence will not engage in business competitive with that conducted by the Company.

     Conflicts of interest also could arise, for example, with respect to certain matters such as the dual status of J. D. Lawrence as sole director of Lawrence and Chairman of the Board of Directors of the Company, additional issuances of voting securities by the Company, acquisitions or dispositions of assets, the election of new or additional directors, or the appropriateness of paying dividends. As described above, the Company and Lawrence will become party to a number of contractual arrangements that could give rise to conflicts of interest. Such conflicts could involve, for example, insurance matters, lease disputes, charges for administrative services, aircraft charters, tax matters and registration rights. Additional or modified agreements, arrangements and transactions may be negotiated among the Company, Lawrence and their respective subsidiaries after the closing of the Offering. Any such conflicts or additional agreements, arrangements or transactions are expected to be resolved on a negotiated basis. Lawrence will be the majority stockholder of the Company following the Offering and consequently such negotiations will not be at arm's length.

     The Company intends that the terms of any future transactions and agreements between the Company and Lawrence or its affiliates will be at least as favorable as could be obtained from third parties. The Company's Board of Directors will be advised in advance of any such proposed transactions that are material to the Company and will evaluate their terms and provisions in accordance with its fiduciary duties under state and federal law. Depending upon the size and nature of the transaction, in any such review the Board may rely upon management's knowledge, utilize outside experts or consultants, secure appraisals, refer to industry statistics or prices or take such other actions as are appropriate under the circumstances.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                             PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of May 24, 1996, and as adjusted to reflect the sale of the Class A Common Stock in the Offering, by (i) each director and director nominee of the Company, (ii) each named executive officer, (iii) each person known or believed by the Company to own beneficially 5% or more of either the Class A Common Stock or Class B Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                          SHARES BENEFICIALLY OWNED                 SHARES BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING(1)                   AFTER THE OFFERING(1)
                                     ------------------------------------    ---------------------------------------
                                      CLASS A      CLASS B                   CLASS A      CLASS B
        NAME AND ADDRESS OF           COMMON       COMMON                    COMMON       COMMON
         BENEFICIAL OWNER              STOCK        STOCK      PERCENT(2)     STOCK        STOCK      PERCENT(2)(3)
- -----------------------------------  ---------    ---------    ----------    -------     ---------    --------------
Lawrence(4)........................      *        5,000,000        100%        *         5,000,000           53%
J.D. Lawrence(5)...................      *        5,000,000        100%                  5,000,000           53%
James F. Farr......................      *            *             --       120,000(6)      *                1%
Cecil W. Harvey....................      *            *             --         *             *               --
William D. Sutton..................      *            *             --       120,000(6)      *                1%
David T. Tighe.....................      *            *             --       120,000(6)      *                1%
                                     ---------    ---------        ---       -------     ---------           ---
All executive officers and
  directors as a group (5
  Persons).........................               5,000,000        100%      360,000     5,000,000         57.3%

- ---------------

 *  Less than 1%.

(1) The Securities and Exchange Commission (the "Commission") has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted.

(2)  Percent based upon both Class A and Class B Common Stock.

(3) Assumes no exercise of the Underwriters' over-allotment option. In the event that the Underwriters' over-allotment option is exercised in full, Lawrence will beneficially own approximately 50% of the Common Stock then outstanding.

(4) The executive offices of Lawrence are located at 2507 North Frazier, P.O. Box 1803, Conroe, Texas 77305.

(5) Includes 5,000,000 shares of Class B Common Stock held by Lawrence. Mr. Lawrence and trusts for his children own all of the voting stock of Lawrence. Because of these relationships, Mr. Lawrence may be deemed to be the beneficial owner of all shares of Class B Common Stock owned by Lawrence.

(6) Contemporaneously with the closing of the Offering, each of Messrs. Farr, Sutton and Tighe will be granted 120,000 shares of restricted Class A Common Stock, which will vest over a three-year period in 33.3% increments.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of certain provisions of the Certificate of Incorporation and the Bylaws of the Company, which are included as exhibits to the registration statement of which this Prospectus forms a part.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The Certificate of Incorporation provides for authorized capital stock of 35,000,000 shares, consisting of 20,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Upon the consummation of the Offering, 4,000,000 shares of Class A Common Stock (4,600,000 shares if the Underwriters' over-allotment option is exercised in full), and 5,000,000 shares of Class B Common Stock and no shares of Preferred Stock will be outstanding. In addition, immediately following the Offering, 360,000 shares of Class A Common Stock will be issued to certain key employees at the Company pursuant to restricted stock awards under the 1996 Plan. A total of 640,000 shares of Class A Common Stock will be reserved for grants of options and restricted stock awards under the 1996 Plan and the 1996 Director Plan.

CLASS A AND B COMMON STOCK

  Voting

     Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to five votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except as otherwise required by law. Holders of the Company's Common Stock are not entitled to cumulative voting in the election of directors.

  Conversion

     Class A Common Stock has no conversion rights. A holder of Class B Common Stock may convert its Class B Common Stock into Class A Common Stock at any time at the ratio of one share of Class A Common Stock for each share of Class B Common Stock. Shares of Class B Common Stock immediately and automatically convert into an equal number of Class A Common Stock on the sale or transfer of such shares to a person or entity not a member of the "Lawrence Group". The "Lawrence Group" is comprised of Lawrence, James D. Lawrence, his spouse, children, grandchildren, nieces and nephews (collectively, the "Lawrence Family"), trusts or other entities controlled by, or for the benefit of, any member of the Lawrence Family or any other affiliate of Lawrence or the Lawrence Family.

  Dividends

     Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends payable in cash or property other than Common Stock on an equal basis, if and when such dividends are declared by the Board of Directors from funds legally available, subject to any preference in favor of outstanding preferred shares, if any. In the case of any dividend payable in Common Stock, all holders of Common Stock shall receive the same dividend, with the holders of Class A Common Stock receiving shares of Class A Common Stock and the holders of Class B Common Stock receiving shares of Class A Common Stock or Class B Common Stock, as determined by the Board of Directors when declaring such dividend.

  Liquidation

     In the event of liquidation, holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution after payment or provision for liabilities of the Company and payment of the liquidation preference, if any, on any outstanding preferred shares.

  Other Terms

     Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation, reorganization, or other business combination, the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that any securities received by holders of the Class A Common Stock or Class B Common Stock may differ as to voting rights only to the extent that voting rights now differ between Class A and Class B Common Stock. Holders of Common Stock are not entitled to preemptive rights and neither the Class A Common Stock nor the Class B Common Stock is subject to redemption.

     The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors of the Company is empowered, without approval of the stockholders, to authorize the issuance of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the rights, powers, preferences and limitations of each series. As a result, the Board of Directors has the power to afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to or greater than the rights of holders of Common Stock. The ability of the Board Directors to establish such rights, powers and preferences and to issue the Preferred Stock could be used as an anti-takeover device without further action on the part of the holders of Common Stock. The Company has no present plans to issue any Preferred Stock.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION

  Super-Majority Provisions

     The Certificate of Incorporation provides that no agreement of merger or consolidation, agreement governing the sale of substantially all of the Company's assets, or agreement or plan governing liquidation of the Company that are required by Delaware law to be submitted to the stockholders of the Corporation for approval or rejection pursuant to Subchapter IX or X of the General Corporation Law of the State of Delaware shall be approved without the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote thereon. This provision of the Certificate of Incorporation may delay or hinder the ability of the Company to enter into certain transactions that a majority of the stockholders believe to be in the best interests of the Company and the stockholders.

  Limitation of Director Liability

     The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although this law does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  Indemnification

     The Certificate of Incorporation contains provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, including circumstances in which indemnification is otherwise discretionary. The Company also has entered into indemnification agreements with each of its current directors and executive officers and the individuals who intend to become directors immediately prior to the closing of the Offering. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

  Classified Board of Directors; Removal of Directors

     The Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, the members of which will serve staggered three-year terms. The Company believes that staggered terms of directors could help to assure the continuity and stability of the Board's and the Company's business strategies and policies as determined by the Board of Directors.

     The classification of directors will make changing the composition of the Board of Directors more difficult. At least two annual meetings of stockholders will be required to effect a change in a majority of the Board of Directors. Such a delay may ensure that the Company's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be in the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to the Company and its stockholders and whether a majority of the Company's stockholders believes that such a change would be desirable.

     The classification provisions also could discourage a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

     In addition, the Certificate of Incorporation provides that directors may be removed from office only "for cause" (as defined therein). Subject to rights of any holders of preferred stock, newly created directors and vacancies on the Board of Directors will be filled solely by the remaining directors then in office.

  Advance Notice Provisions for Certain Stockholder Actions

     The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of the Company (the "Business Procedure").

     Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at the meeting.

     The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the election inspectors determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

     Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

REGISTRATION RIGHTS AGREEMENT

     Pursuant to the terms of the Registration Rights Agreement, upon the
request of Lawrence (or certain assignees for a period of   years, the Company
will register, on up to two occasions, the sale of Common Stock beneficially owned by Lawrence which Lawrence (or such assignees) requests to be registered under the Securities Act and applicable state securities laws. The Company will become obligated to register the sale of Common Stock on one additional occasion if Mr. Lawrence dies during the term of the Registration Rights Agreement and Lawrence previously has exhausted its two demand registrations. The Company's obligations are subject to certain limitations relating to the timing and size of registrations and other similar matters. In addition, the Company will not be obligated to register the Common Stock when in the good faith judgment of its Board of Directors such registration would materially adversely affect a pending or proposed public offering of the Company's securities or certain other transactions. The Company also is obligated to offer Lawrence and certain assignees the right to include shares of Common Stock owned by it in certain registration statements filed by the Company. The Company will indemnify Lawrence and each underwriter of Common Stock, including the officers, directors and controlling persons of such underwriters, for certain liabilities in connection with any such offering, other than liabilities resulting or arising from untrue statements or omissions made in conformity with information furnished to the Company in writing by Lawrence or such underwriter. The Company is obligated to pay all expenses incidental to such registration of Common Stock owned by Lawrence, excluding fees of counsel to Lawrence, underwriters' discounts and commissions, and transfer taxes.

DELAWARE ANTI-TAKEOVER LAW

     As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 prohibits the Company from engaging in a "business combination" (as defined therein) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is KeyCorp Shareholder Services, Inc., Houston, Texas.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, Lawrence will own approximately 53% of the outstanding Common Stock (50% if the Underwriters' over-allotment option is exercised in full). In addition, Messrs. Farr, Sutton and Tighe (the "Senior Executive Officers") will own an aggregate of 360,000 shares of Class A Common Stock pursuant to restricted stock awards under the 1996 Plan. The Company, Lawrence and the Senior Executive Officers have agreed pursuant to a "lock-up" agreement that it will not, without the prior written consent of the Representatives, offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock or any options exercisable for Common Stock for a period of 180 days after the date of this Prospectus. See "Underwriting".

     Upon completion of the Offering, the Company will have 9,360,000 shares of Common Stock outstanding (9,960,000 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 4,000,000 shares of Class A Common Stock sold in the Offering (4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the public market without restriction by persons other than affiliates of the Company. The 5,000,000 shares of Class B Common Stock outstanding, which are owned by Lawrence, will be "restricted securities" within the meaning of Rule 144 under the Securities Act. Consequently, such shares may not be resold unless they are registered under the Securities Act or resold pursuant to an applicable exemption from registration under the Securities Act, such as Rule 144. Lawrence has the right to require the Company to register such shares under the Securities Act. See "Risk Factors -- Substantial Amount of Securities Subject to Registration Rights" and "Description of Capital Stock -- Registration Rights". In addition, the Company plans to register the shares available pursuant to issuance pursuant to the 1996 Plan and the 1996 Director Plan. Common Stock acquired pursuant to such plans shall be available for sale in the open market by holders who are not affiliates of the Company, and subject to volume and other limitations of Rule 144 by holders who are affiliates of the Company.

     The Company believes that all of the outstanding shares of Common Stock will be immediately tradeable in accordance with the provisions of Rule 144 upon expiration of the lock-up agreement described above. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned, for at least two years, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the number of then outstanding shares of Common Stock (approximately 90,000 shares upon completion of the Offering if the Underwriters' over-allotment option is not exercised) and the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain notice and manner-of-sale requirements and to the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company during the three months prior to resale and who has been deemed to have beneficially owned such shares for at least three years is entitled to sell such shares under Rule 144 without regard to the requirements discussed above.

     The Company has agreed pursuant to a "lock up" agreement that it will not, without the prior written consent of the Representatives, offer for sale, sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock issued pursuant to the 1996 Plan and 1996 Director Plan) or securities convertible into or exchangeable for Common Stock or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to the 1996 Plan and 1996 Director Plan) for a period of 180 days after the date of this Prospectus.

     Prior to the Offering, there has been no public market for the Class A Common Stock and no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to the Underwriters named below (the "Underwriters"), for whom Jefferies & Company, Inc. and Southcoast Capital Corporation are acting as representatives (the "Representatives"), and the Underwriters have severally agreed to purchase, the number of shares of Class A Common Stock set forth opposite their respective names in the table below at the public offering price less the underwriting discount set forth on the cover page of this Prospectus:

                                                                                  NUMBER
                                   UNDERWRITERS                                 OF SHARES
    --------------------------------------------------------------------------  ----------
    Jefferies & Company, Inc..................................................
    Southcoast Capital Corporation............................................
                                                                                ----------
              Total...........................................................   4,000,000
                                                                                  ========

     The Underwriting Agreement provides that the obligation of the Underwriters to purchase the shares of Class A Common Stock offered hereby is subject to certain conditions. The Underwriters are committed to purchase all of the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased.

     The Underwriters propose to offer the shares of Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of           per share. The Underwriters may allow and such dealers may
reallow, a discount not in excess of           per share to certain other
dealers. After the initial public offering of the Class A Common Stock, the public offering price, the concession to selected dealers and the reallowance to other dealers, may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 600,000 additional shares of Class A Common Stock at the initial public offering price, less the underwriting discount. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Class A Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table. The Underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the shares of Class A Common Stock offered by this Prospectus.

     The Company and Lawrence have agreed not to offer for sale, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of the Representatives.

     The Representatives have informed the Company that they do not expect the Underwriters to confirm sales of shares of Class A Common Stock offered by this Prospectus to any accounts over which they exercise discretionary authority.

     At the request of the Company, the Underwriters have reserved up to 100,000 shares of the Class A Common Stock offered hereby for sale at the initial public offering price to employees of the Company and certain other persons designated by the Company who have expressed an interest in purchasing Class A Common Stock. The number of shares of Class A Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares.

     The Company has agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Prior to the Offering, there has been no public trading market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained upon the completion of the Offering. The initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the Representatives. The material factors considered in determining such public offering price will be the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the Company's past and present operations, the Company's past and present earnings and the trend of its earnings, the general condition of the securities markets at the time of the Offering and the price-earnings ratios and market prices of publicly traded securities of companies that the Company and the Representatives believe to be comparable to the Company.

     Pursuant to a letter agreement between the Company and Jefferies & Company, Inc., Jefferies & Company, Inc. has acted and will continue to act as a financial advisor to the Company in connection with the acquisition of, merger or other combination with certain potential acquisition targets. If the Company completes a transaction with any such target, the Company will pay Jefferies & Company, Inc. certain usual and customary fees for such services. The Company has not paid Jefferies & Company, Inc. and is not obligated to pay Jefferies & Company, Inc., any compensation for services rendered under this agreement to date.

                                 LEGAL MATTERS

     In connection with the Class A Common Stock offered hereby, the validity of the shares being offered will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company (including the related consolidated financial statement schedule) at April 30, 1995, and for each of the two years in the period ended April 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

     The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.........................................................   F-2
Consolidated Financial Statements
Consolidated Balance Sheets............................................................   F-3
Consolidated Statements of Operations and Retained Earnings............................   F-4
Consolidated Statements of Cash Flows..................................................   F-5
Notes to Consolidated Financial Statements.............................................   F-6

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of Dailey Corporation

     We have audited the accompanying consolidated balance sheet of Dailey Corporation, a Delaware corporation, (successor to Dailey Petroleum Services Corp.) as of April 30, 1995, and the related consolidated statements of operations and retained earnings and cash flows for each of the two years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dailey Corporation (successor to Dailey Petroleum Services Corp.) at April 30, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended April 30, 1995, in conformity with generally accepted accounting principles.

Houston, Texas
July 14, 1995, except for Note 1 as to which
  the date is June   , 1996

- --------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon completion of the reorganization of the capital accounts of the Company as described in Note 1 to the consolidated financial statements.

                                          ERNST & YOUNG LLP

Houston, Texas
May 23, 1996

                               DAILEY CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                                         (NOTE 1)
                                                                                         PROFORMA
                                                                                         APRIL 30,
                                                                 1995          1996        1996
                                                               -------     -----------  -----------
                                                                           (UNAUDITED)  (UNAUDITED)
                                                                          (IN THOUSANDS)
                                        ASSETS
Current assets:
  Cash and cash equivalents...................................  $ 1,796      $ 2,367      $ 2,367
  Accounts receivable, net (Note 2)...........................   14,064       16,606       16,606
  Accounts receivable from officers and affiliates............      150          436          436
  Prepaid expenses............................................      489          422          422
  Deferred income taxes.......................................      392          389          389
  Other current assets........................................      422          153          153
                                                                -------      -------      -------
          Total current assets................................   17,313       20,373       20,373
Revenue-producing tools and inventory, net (Note 3)...........   29,983       29,208       29,208
Property and equipment, net (Note 4)..........................    5,451        4,058        4,058
Property and equipment held for sale, net.....................      762        1,033        1,033
Deferred income taxes.........................................      565        1,384        1,384
Intangibles and other assets..................................      334          287          287
                                                                -------      -------      -------
          Total assets........................................  $54,408      $56,343      $56,343
                                                                =======      =======      =======
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities (Note 5)...........  $ 7,681      $ 7,159      $ 7,159
  Accounts payable to affiliates..............................      252
  Dividend payable............................................       --           --       10,000
  Income taxes payable........................................    1,008        1,749        1,749
  Short-term debt (Note 7)....................................       --        1,300        1,300
  Current portion of long-term debt (Note 7)..................    1,307        1,738        1,738
  Current portion of indebtedness to affiliate (Notes 6 and
     7).......................................................      660          660          660
                                                                -------      -------      -------
          Total current liabilities...........................   10,908       12,606       22,606
Long-term debt (Note 7).......................................    8,604        6,866        6,866
Long-term indebtedness to affiliate (Notes 6 and 7)...........    1,760        1,100        1,100
Other noncurrent liabilities..................................      109           75           75
Commitments and contingencies (Note 10)
Stockholders' equity (Note 1):
  Preferred stock.............................................       --           --           --
  Common stock................................................       50           50           50
  Paid-in capital.............................................    4,559        4,559        4,559
  Retained earnings...........................................   28,418       31,087       21,087
                                                                -------      -------      -------
          Total stockholders' equity..........................   33,027       35,696       25,696
                                                                -------      -------      -------
          Total liabilities and stockholders' equity..........  $54,408      $56,343      $56,343
                                                                =======      =======      =======

                            See accompanying notes.

                               DAILEY CORPORATION

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                       YEAR ENDED APRIL 30
                                                                ---------------------------------
                                                                 1994        1995        1996
                                                                -------     -------   -----------
                                                                                      (UNAUDITED)
                                                                         (IN THOUSANDS)
Revenues:
  Rental income................................................ $32,393     $36,691     $42,987
  Sales of products and services...............................  11,422      12,172      15,952
                                                                -------     -------     -------
                                                                 43,815      48,863      58,939
Costs and expenses (Notes 6 and 9):
  Cost of rentals..............................................  27,484      30,185      33,619
  Cost of products and services................................   5,124       6,889       7,927
  Selling, general and administrative..........................   6,985       9,107      11,483
  Research and development.....................................     736         775         728
                                                                -------     -------     -------
                                                                 40,329      46,956      53,757
                                                                -------     -------     -------
Operating income...............................................   3,486       1,907       5,182
Other (income) expense:
  Interest income..............................................    (100)        (60)       (104)
  Interest expense -- nonaffiliates............................     527         841         785
  Interest expense -- affiliate................................      86         220         182
  Foreign exchange (gain) loss.................................     122         (90)        239
  Other, net...................................................    (225)        190         (16)
                                                                -------     -------     -------
Income before income taxes.....................................   3,076         806       4,096
Provision for income taxes (Note 8)............................   1,075         838       1,427
                                                                -------     -------     -------
Net income (loss)..............................................   2,001         (32)      2,669
Retained earnings at beginning of year.........................  26,449      28,450      28,418
                                                                -------     -------     -------
Retained earnings at end of year............................... $28,450     $28,418     $31,087
                                                                =======     =======     =======
Historical earnings per share.................................. $   .37     $  (.01)         --
                                                                =======     =======     =======
Proforma earnings per share (Note 1)...........................                         $   .42
                                                                                        =======

                            See accompanying notes.

                               DAILEY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED APRIL 30
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..........................................  $  2,001     $    (32)    $  2,669
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization............................     4,323        5,428        5,726
  Deferred income taxes....................................      (470)        (487)        (816)
  Provision for doubtful accounts receivable...............       184          140          256
  (Gain) loss on sale and disposition of property and
     equipment.............................................      (533)          (9)           6
  Changes in operating assets and liabilities:
     Accounts receivable -- trade..........................    (3,877)        (482)      (2,798)
     Accounts receivable -- officers and affiliates........        --         (150)        (286)
     Prepaid expenses......................................       110          (67)          67
     Other current assets..................................       (93)        (242)         269
     Accounts payable and accrued liabilities..............       826        2,458         (522)
     Accounts payable to affiliates........................        52         (561)        (252)
     Income taxes payable..................................      (190)        (319)         741
     Other.................................................       (90)         306           11
                                                             --------     --------     --------
Net cash provided by operating activities..................     2,243        5,983        5,071
INVESTING ACTIVITIES
Additions to revenue-producing tools and inventory.........    (9,816)     (13,396)     (11,702)
Inventory transferred to cost of rentals...................     4,285        4,739        5,050
Revenue-producing tools lost in hole, abandoned, and
  sold.....................................................     1,432        2,073        2,551
Additions to property and equipment........................    (1,316)      (1,619)        (648)
Proceeds from sale of property and equipment...............       880          473          916
                                                             --------     --------     --------
Net cash used in investing activities......................    (4,535)      (7,730)      (3,833)
FINANCING ACTIVITIES
Proceeds from the issuance of debt.........................     5,670           --        1,300
Payments on long-term debt.................................      (261)      (1,074)      (1,967)
                                                             --------     --------     --------
Net cash provided by (used in) financing activities........     5,409       (1,074)        (667)
                                                             --------     --------     --------
Increase (decrease) in cash and cash equivalents...........     3,117       (2,821)         571
Cash and cash equivalents at beginning of year.............     1,500        4,617        1,796
                                                             --------     --------     --------
Cash and cash equivalents at end of year...................  $  4,617     $  1,796     $  2,367
                                                             ========     ========     ========

                            See accompanying notes.

                               DAILEY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1996

1. ORGANIZATION

     The accompanying financial statements reflect the operations of Dailey Petroleum Services Corp., a Delaware corporation, which was merged with Dailey Corporation upon its incorporation in May 1996. Dailey Corporation had no separate legal status or existence as of April 30, 1996. Dailey Corporation and its predecessor, Dailey Petroleum Services Corp., are hereinafter referred to as the "Company" or "Dailey."

     Prior to May 1996, Dailey was a wholly owned subsidiary of Lawrence Industries, Inc. ("Lawrence"). With the intent of filing a public offering of 4,000,000 shares of Class A common stock of Dailey (the "Offering") in May 1996, Lawrence reorganized its ownership of the Company into a holding company structure through a forward triangular merger of Dailey Petroleum Services Corp, into a newly-formed, wholly-owned indirect subsidiary of Lawrence, Dailey Corporation (the "Reorganization").

     Dailey Corporation's certificate of incorporation provides for three classes of stock: Class A Common Stock, $.01 par (20,000,000 shares authorized, no shares issued or outstanding) ("Class A Common Stock"), Class B Common Stock, $.01 par (10,000,000 shares authorized, 1,000 shares issued and outstanding) ("Class B Common Stock"), and Preferred Stock, $.01 par (5,000,000 shares authorized, no shares issued or outstanding). A holder of Class B Common Stock may convert its Class B Common Stock into Class A Common Stock at any time at the ratio of one share of Class A Common Stock for each share of Class B Common Stock. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution. In addition, shares of Class B Common Stock convert automatically into a like number of shares of Class A Common Stock upon the sale or transfer of such shares to a person or entity that is not a member of the Lawrence Group (as defined in the Company's Certificate of Incorporation). In contemplation of the Offering, the Company
effected a 5,000-for-one stock split of the Class B Common Stock on June   ,
1996 (resulting in 5,000,000 shares issued and outstanding). The effect of the forward triangular merger and stock split have been reflected retroactively in the accompanying financial statements.

     The Company intends to use $10.0 million of the proceeds from the Offering to repay a promissory note, which was incurred in connection with a dividend declared on May 29, 1996. The promissory note accrues interest at the prime rate and is payable upon demand. Accordingly, the accompanying pro forma consolidated balance sheet as of April 30, 1996, retroactively reflects the dividend and resulting decrease in retained earnings. In the accompanying statements of operations and retained earnings pro forma per share data is included which gives effect to the number of shares whose proceeds would be used to pay the dividend (the $10.0 million dividend would require an additional one million shares assuming a $10 Offering price, thus earnings per share for the year ending April 30, 1996, are based on 6,360,000 shares of Common Stock outstanding).

     The Company provides directional drilling services and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. Founded in 1945 as a rental tool company, Dailey began offering directional drilling services in 1984 and currently provides such services in the Gulf of Mexico, the United States Gulf Coast region, Venezuela and the Austin Chalk formation in Texas and Louisiana. The Company's directional drilling services include computer-aided planning of optimum well path and drilling procedures, on-site supervision, measurement-while-drilling ("MWD") services, sourcing and supply of MWD equipment and related directional drilling tools. The Company introduced the first drilling jar to the oil and gas industry and currently rents an array of downhole tools, which it selectively offers in every major oil and gas exploration and production region in the world. The Company's downhole tools include mechanical and hydraulic drilling jars, drilling shock absorbers, hydraulic fishing jars, downhole drilling motors, steering tools, MWD equipment, coiled tubing jars and thrusters for directional drilling. The Company operates in one business segment.

                               DAILEY CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

     The Company has historically had significant transactions with Lawrence which are reflected in the accompanying financial statements on the basis established between the Company and Lawrence. See Notes 6, 7, 8 and 10.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

  Accounts Receivable

     Accounts receivable are net of allowances for doubtful accounts of $1,356,000 in 1995 and $1,325,000 in 1996.

  Revenue-Producing Tools and Inventory

     Revenue-producing tools and inventory are stated at cost utilizing the first-in, first-out method. Revenue-producing tools are depreciated on the straight-line method over their estimated useful lives of 5 to 7 years. Tools lost in hole and billed to customers and tools abandoned are included in sales of products and services and the related write-off of the tools' net book values are included in costs of products and services in the accompanying consolidated statements of operations.

     Tools manufactured and assembled are transferred to revenue-producing tools as completed at the total cost of components, subassemblies, expendable parts, direct labor, and indirect costs of each tool. For U.S. locations and international distribution centers, components, subassemblies and expendable parts are capitalized as inventory and expensed as tools are repaired and maintained. Components, subassemblies and expendable parts are expensed when shipped to all international locations other than distribution centers.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated primarily on the straight-line method over the estimated useful lives of 5 to 30 years for buildings and improvements, 3 to 10 years for machinery and equipment, 4 to 10 years for furniture and fixtures, and 3 to 7 years for other property and equipment.

     Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts and any gain or loss is recognized in operations.

                               DAILEY CORPORATION

  Intangible Assets

     Patents and other intangibles are amortized over 13 to 40 years and had a net book value of $203,000 and $182,000 at April 30, 1995 and 1996, respectively.

  Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company believes that the adoption of SFAS 121 in the first quarter of fiscal 1997 will not have a material impact on its consolidated financial statements.

  Stock Based Compensation

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. In connection with establishing its "1996 Key Employee Stock Plan" and its "1996 Non-Employee Director Stock Plan", the Company has elected to use the "intrinsic value based method" of accounting for its stock option plan. This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the option equals or exceeds the fair market value of the stock at the date of grant.

  Income Taxes

     The Company is included in the consolidated U.S. federal income tax return of Lawrence for taxable periods ending on or before the closing of the Initial Public Offering. The Company and its subsidiaries file separate state and foreign income tax returns. The accompanying consolidated financial statements reflect the income tax provisions of the Company on a separate return basis with no U.S. federal tax operating loss, tax credit, or foreign credit carryforwards generated prior to May 1, 1988 allocated to the Company by Lawrence.

     Pursuant to the Tax Allocation Agreement entered into by the Company and Lawrence, the Company pays to Lawrence an amount equal to the federal income tax computed on the Company's (and its subsidiaries) taxable income less any tax credits generated by the Company or its subsidiaries. The Company will pay such amount even if the consolidated federal income tax return to which the payment relates does not have a consolidated tax liability. Lawrence will not make any payment to the Company for any of the Company's net operating losses or tax credits, even if such net operating losses or tax credits have been used by Lawrence to reduce its separate federal income tax liability.

     The Tax Allocation Agreement applies to the Company for all years in which the Company (or any predecessor) is or was included in the Lawrence consolidated federal income tax return. To the extent a state or other taxing jurisdiction requires or permits a consolidated, combined or unitary tax return to be filed by Lawrence and its affiliates and such return includes the Company, the principles expressed with respect to the consolidated federal tax allocation will apply.

     The accompanying consolidated financial statements reflect deferred income taxes on the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect. An impairment evaluation, with reserves recorded as necessary for any tax benefit not expected to be realized, is required of deferred tax assets. A current tax expense or benefit is recognized for estimated taxes payable or refundable for the current year.

                               DAILEY CORPORATION

  Foreign Currency Translation

     The U.S. dollar is the functional currency for all operations. Accordingly, foreign currency translation gains and losses are recognized in the consolidated statements of operations.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the current year presentation.

3. REVENUE-PRODUCING TOOLS AND INVENTORY

                                                                                APRIL 30
                                                                         ----------------------
                                                                           1995        1996
                                                                         --------   -----------
                                                                                    (UNAUDITED)
                                                                             (IN THOUSANDS)
Revenue-producing tools................................................  $ 45,963    $  48,024
Accumulated depreciation...............................................   (27,196)     (29,740)
                                                                         --------     --------
                                                                           18,767       18,284
Inventory:
  Components, subassemblies and expendable parts.......................     9,031        9,096
  Rental tools and expendable parts under production...................     1,171        1,058
  Raw materials........................................................     1,014          770
                                                                         --------     --------
                                                                           11,216       10,924
                                                                         --------     --------
                                                                         $ 29,983    $  29,208
                                                                         ========     ========

4. PROPERTY AND EQUIPMENT

                                                                               APRIL 30
                                                                       ------------------------
                                                                         1995          1996
                                                                       --------     -----------
                                                                                    (UNAUDITED)
                                                                           (IN THOUSANDS)
Land.................................................................  $  1,383      $     673
Buildings and improvements...........................................     5,732          5,502
Machinery and equipment..............................................    14,727         15,167
Furniture and fixtures...............................................     1,402          1,390
Other................................................................       499            499
                                                                       --------       --------
                                                                         23,743         23,231
Accumulated depreciation.............................................   (18,292)       (19,173)
                                                                       --------       --------
                                                                       $  5,451      $   4,058
                                                                       ========       ========

                               DAILEY CORPORATION

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                APRIL 30
                                                                         ----------------------
                                                                          1995         1996
                                                                         ------     -----------
                                                                                    (UNAUDITED)
                                                                         (IN THOUSANDS)
Trade accounts payable.................................................  $4,289       $ 3,011
Accrued salaries and vacation..........................................   1,222         1,778
Agent commissions payable..............................................   1,021           774
Accrued expenses and other.............................................   1,149         1,596
                                                                         ------        ------
                                                                         $7,681       $ 7,159
                                                                         ======        ======

6. RELATED PARTY TRANSACTIONS

     The accompanying consolidated statements of operations include annual rental charges from Lawrence for a corporate office facility and a manufacturing and service center facilitary. See Note 10.

     The affiliate balances, other than the amounts included in long-term debt, are non-interest bearing and have no fixed repayment terms.

     The Company provided Lawrence and certain of its affiliates with various administrative and management services including cash management, accounting, tax, data processing, human resources and legal services in 1994, 1995 and 1996. The Company also utilized from time to time aircraft owned by another Lawrence subsidiary. The Company historically has not charged Lawrence for these administrative and management services or reimbursed Lawrence for the use of aircraft. The effect of not recording the fair values of these services rendered less services received is not significant.

7. BORROWING ARRANGEMENTS

     Long-term debt consisted of the following:

                                                                           APRIL 30
                                                                    -----------------------
                                                                     1995          1996
                                                                    -------     -----------
                                                                                (UNAUDITED)
                                                                        (IN THOUSANDS)
    Note payable to a bank:
      Monthly interest payments at a fixed rate of 7.92% (See
         below); monthly principal payments of $138,889 through
         December 1999, with increasing principal payments through
         the maturity date of December 2000.......................  $ 9,667       $ 8,444
    Note payable to affiliates:
      Monthly principal payments of $55,000 plus interest at 8%,
         with the final payment due December 1998.................    2,420         1,760
    Other notes payable...........................................      244           160
                                                                    -------       -------
                                                                     12,331        10,364
    Less current portion of long-term debt........................    1,967         2,398
                                                                    -------       -------
              Total long-term debt................................  $10,364       $ 7,966
                                                                    =======       =======

                               DAILEY CORPORATION

     Principal payments of long-term debt are due as follows:

        1997...............................................................  $ 2,398
        1998...............................................................    2,371
        1999...............................................................    2,151
        2000...............................................................    1,889
        2001...............................................................    1,555
                                                                             -------
                                                                             $10,364
                                                                             =======

     The note payable to a bank includes, among other things, provisions relative to maintenance of working capital balances, limitations on additional borrowing, debt coverage requirements and restrictions on payment of dividends. The note payable to a bank is collateralized by a majority of the Company's assets and a portion of other notes payable is collateralized by equipment purchased.

     In conjunction with $10 million in borrowings and to limit interest rate exposure, the Company entered into an interest rate swap, which converted the floating interest rate to a fixed rate of 7.92% and matures in December 2000.

     Interest paid during the years ended April 30, 1994, 1995 and 1996 amounted to $442,000, $1,128,000 and $956,000, respectively.

     In December 1995, the Company entered into a $3 million revolving credit facility with a bank which provides interest at the prime rate with an option to convert to a LIBOR-based rate plus 2%. At April 30, 1996, the Company had outstanding borrowings of $1,300,000 at 7.4375% against the line of credit. The borrowing is due in December 1996.

8. INCOME TAXES

                                                                       YEAR ENDED APRIL 30
                                                                ---------------------------------
                                                                 1994       1995         1996
                                                                ------     ------     -----------
                                                                                      (UNAUDITED)
                                                                        (IN THOUSANDS)
Income (loss) before income taxes:
  U.S. operations.............................................  $  130     $1,443       $ 4,072
  Foreign operations..........................................   2,946       (637)           24
                                                                ------     ------        ------
                                                                $3,076     $  806       $ 4,096
                                                                ======     ======        ======
Income tax provision (benefit):
  U.S. current................................................  $  653     $  737       $   941
  Foreign current.............................................     892        588         1,302
  U.S. deferred...............................................    (470)      (487)         (816)
                                                                ------     ------        ------
                                                                $1,075     $  838       $ 1,427
                                                                ======     ======        ======

                               DAILEY CORPORATION

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A summary of the components of deferred tax liabilities and assets are as follows:

                                                                            APRIL 30
                                                                     ----------------------
                                                                      1995         1996
                                                                     ------     -----------
                                                                                (UNAUDITED)
                                                                             (IN THOUSANDS)
    Deferred tax liabilities:
      Revenue-producing tools and property and equipment...........  $  918       $   662
                                                                     ------        ------
              Total deferred tax liabilities.......................     918           662
    Deferred tax assets:
      Net operating loss carryforward..............................      --         1,547
      Provision for doubtful accounts receivable...................     461           504
      Uniform capitalization costs.................................   1,483         1,053
      Vacation and workers' compensation accruals..................     392           389
                                                                     ------        ------
              Total deferred tax assets............................   2,336         3,493
    Valuation allowance for deferred tax assets....................    (461)       (1,058)
                                                                     ------        ------
                                                                      1,875         2,435
                                                                     ------        ------
    Net deferred tax assets........................................  $  957       $ 1,773
                                                                     ======        ======

     The difference between the United States statutory rate and the Company's effective income tax rate is reconciled as follows:

                                                                         APRIL 30
                                                              -------------------------------
                                                              1994      1995         1996
                                                              -----     -----     -----------
                                                                                  (UNAUDITED)
    United States statutory rate............................   34.0%     34.0%        34.0%
    Increases (reductions) in tax rate resulting from:
      Meals and entertainment...............................    0.9      10.7          2.2
      Dissolution of partnership............................                          20.0
      Benefit of net operating loss carryforward............                         (23.2)
      Foreign losses........................................             41.4          2.1
      Other.................................................             17.9          (.3)
                                                               ----     -----         ----
              Effective income tax rate.....................   34.9%    104.0%        34.8%
                                                               ====     =====         ====

     Subsequent to the Reorganization, the Company will file U.S. federal income tax returns on a stand alone basis. The Company and Lawrence are jointly and severally liable with respect to taxes related to periods prior to the Reorganization. The Company and Lawrence have entered into a tax allocation agreement, pursuant to which Lawrence has agreed to indemnify the Company with respect to any federal or state taxes unrelated to Dailey for periods prior to the Reorganization.

     For income tax reporting at April 30, 1996, the Company has net operating loss carryforwards of approximately $4,550,000, expiring in 2004 through 2010. The valuation allowance relates to deferred tax assets established under SFAS No. 109 for the provision for doubtful accounts receivable of $504,000 and net operating loss carryforwards of $554,000. No other valuation allowances were considered necessary. The change in the valuation allowance during fiscal 1996 is primarily due to the benefit of previously unrecognized net operating loss carryforwards. Based upon prior earnings history, it is expected that future taxable income will be more than sufficient to utilize the remaining deductible temporary differences.

                               DAILEY CORPORATION

     No provision is made for U.S. income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations.

     Income taxes paid during 1994, 1995 and 1996 were $1,056,000, $917,000 and
$538,000, respectively.

9. ROYALTIES

     In 1986, the Company purchased the design, patents and rights to certain hydraulic tools and entered into a royalty agreement with the seller which expires in 1999 and 2003 as to the covered hydraulic drilling and fishing jars, respectively. Royalty agreements were executed between the Company and the royalty owner in 1993 and 1994 on newly issued methods and apparatus patents related to a double-acting drilling accelerator and improvements to hydraulic drilling jars. In March 1994, the royalty agreements were amended to cap royalties at 5% of annual net rental revenues derived from the hydraulic drilling and fishing jars and double-acting drilling accelerators through December 1999, with the royalty percentage decreasing to 4% from January 2000 to expiration of the applicable patents. Upon expiration of the patents, no royalties will be required. The amended agreement also revised the 1% royalty paid on net lost-in-hole revenue for the original hydraulic drilling jar patent to the 2% provided in subsequent royalty agreements. In consideration for the execution of the amendment to the royalty agreement, the Company agreed to pay the owner of the royalty $250,000 in royalties. The $250,000, net of imputed interest, was recorded as an expense at April 30, 1994, and subsequent to that date, the Company arranged for the payment of this amount through a note payable. For the years ended April 30, 1994, 1995 and 1996, the accompanying consolidated statements of operations include royalty expense of $466,000, $826,000 and $843,000, respectively, excluding the $250,000 related to the amended royalty agreement. The owner of the royalty was an officer of the Company until October 1994.

10. COMMITMENTS AND CONTINGENCIES

     The Company leases office space, transportation equipment, and other property under noncancelable operating leases with third parties and a corporate office facility and manufacturing and service center facility with Lawrence. See
Note 6. Future minimum lease commitments under noncancelable operating leases at April 30, 1996 are as follows:

                                                            THIRD PARTY    LAWRENCE      TOTAL
                                                            -----------    --------      ------
                                                            (IN THOUSANDS)
    1997..................................................    $   331       $  450       $  781
    1998..................................................        174           --          174
    1999..................................................        181           --          181
    2000..................................................        181           --          181
    2001..................................................        181           --          181
    Thereafter............................................        634           --          634
                                                                 ----       ------       ------
                                                              $ 1,682       $  450       $2,132
                                                                 ====       ======       ======

     Rental expense under operating leases with third parties, inclusive of month-to-month rentals, totaled $1,329,000, $1,700,000 and $2,283,000 in 1994,
1995 and 1996, respectively, and with Lawrence totaled $1,029,000, $1,244,000 and $1,306,000 in 1994, 1995 and 1996, respectively and are included in selling general and administrative expenses and cost of rentals.

     The Company is the defendant in various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial statements of the Company. The Company is also the plaintiff in certain actions defending its patents and proprietary designs and in 1994 was awarded damages in

                               DAILEY CORPORATION
one case in the amount of $3,600,000. As the case remains on appeal and the ability of the defendant to pay is unknown, no amount has been recorded in the accompanying financial statements.

11. CONCENTRATIONS OF CREDIT RISK AND FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company is subject to credit risk and other risks inherent in international operations. Generally, in excess of 50% of the Company's receivables are due from oil and gas exploration companies and drilling contractors operating in countries other than the United States and from the Company's international agents. United States receivables are generally due from major oil and gas exploration and drilling contractors throughout the oil field areas of the United States. The Company routinely monitors its cash and receivable positions with customers and international agents.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Long- and short-term debt and interest rate swap: The carrying amounts of the Company's borrowings under its short-term revolving note payable approximates fair value. The fair values of the Company's long-term debt and interest rate swap are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair value of the Company's financial instruments are as follows:

                                                       APRIL 30, 1995         APRIL 30, 1996
                                                     -------------------    -------------------
                                                     CARRYING     FAIR      CARRYING     FAIR
                                                      AMOUNT      VALUE      AMOUNT      VALUE
                                                     --------    -------    --------    -------
                                                                                (UNAUDITED)
                                                                   (IN THOUSANDS)
    Cash and cash equivalents......................  $  1,796    $ 1,796    $  2,367    $ 2,367
    Short-term debt................................        --         --       1,300      1,300
    Long-term debt, including interest rate swap...    12,331     11,833      10,364     10,316

12. SUBSEQUENT EVENT

     Subsequent to April 30, 1996, and effective with the completion of a public offering, the Board of Directors adopted the "1996 Key Employee Stock Plan" and the "1996 Non-Employee Director Stock Plan." The Company's "1996 Key Employee Stock Plan," a non compensatory plan, authorized the grant of options or restricted stock for Class A Common Stock to management personnel for up to 900,000 shares of the Company's Common Stock. The Company intends to grant options totalling 341,129 shares contemporaneously with the offering to various executive officers at the initial public offering price, which will vest over three years. In addition, the Company granted to key officers restricted stock awards totalling 360,000 shares of Class A Common Stock, which will vest over three years and not require any payment by the key officers. The "1996 Non-Employee Director Stock Plan," a compensatory plan, has 100,000 shares authorized for the grant of options to outside directors.

                               DAILEY CORPORATION

13. INDUSTRY SEGMENT AND DOMESTIC AND INTERNATIONAL OPERATIONS

     The Company operates in one business segment, providing directional drilling services and technologically-advanced downhole tools for oil and gas drilling and workover applications.

     Export revenues to unaffiliated customers included in domestic sales were $1,003,000, $274,000 and $1,833,000 in 1994, 1995 and 1996, respectively.

     Revenues by geographic area are as follows:

                                                                  YEAR ENDED APRIL 30,
                                                              -----------------------------
                                                               1994       1995       1996
                                                              -------    -------    -------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
    Domestic................................................  $23,736    $29,607    $34,370
    Europe..................................................    6,198      7,090      7,349
    Africa..................................................    1,565      1,446      2,059
    Latin America...........................................    6,712      6,024     11,032
    Middle East.............................................      984        511        563
    Asia....................................................    4,620      4,185      3,566
                                                              -------    -------    -------
    Total...................................................  $43,815    $48,863    $58,939
                                                              =======    =======    =======

     Operating income (loss) by geographic area is as follows:

                                                                  YEAR ENDED APRIL 30,
                                                              -----------------------------
                                                               1994       1995       1996
                                                              -------    -------    -------
                                                                                  (UNAUDITED)

                                                                     (IN THOUSANDS)
    Domestic................................................  $ 2,781    $ 3,639    $ 8,025
    Europe..................................................    2,368      2,512      2,424
    Africa..................................................      419        286        860
    Latin America...........................................    2,758        812      1,434
    Middle East.............................................      236        (15)       413
    Asia....................................................    2,078      1,645        916
    Corporate...............................................   (7,154)    (6,972)    (8,890)
                                                              -------    -------    -------
    Total...................................................  $ 3,486    $ 1,907    $ 5,182
                                                              =======    =======    =======

     Identifiable assets by geographic area are as follows:

                                                                            APRIL 30,
                                                                        ------------------
                                                                         1995       1996
                                                                        -------    -------
                                                                                 (UNAUDITED)
                                                                          (IN THOUSANDS)
    Domestic..........................................................  $32,717    $31,136
    Europe............................................................    7,328      7,617
    Africa............................................................    1,418      1,631
    Latin America.....................................................    5,091      8,437
    Middle East.......................................................      342        242
    Asia..............................................................    4,098      3,620
    Corporate.........................................................    2,457      1,887
                                                                        -------    -------
    Total.............................................................  $53,451    $54,570
                                                                        =======    =======

================================================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
The Company...........................    13
Use of Proceeds.......................    14
Dividend Policy.......................    14
Dilution..............................    14
Capitalization........................    15
Selected Consolidated Financial
  Data................................    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business and Properties...............    22
Management............................    35
Certain Relationships and Related
  Transactions........................    41
Security Ownership of Management and
  Principal Stockholder...............    44
Description of Capital Stock..........    45
Shares Eligible for Future Sale.......    49
Underwriting..........................    50
Legal Matters.........................    51
Experts...............................    51
Available Information.................    51
Index to Consolidated Financial
  Statements..........................   F-1

                             ---------------------
     UNTIL             , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================

                                4,000,000 SHARES

                                     [LOGO]

                                     DAILEY
                                  CORPORATION

                              CLASS A COMMON STOCK
                                   PROSPECTUS
                           JEFFERIES & COMPANY, INC.

                               SOUTHCOAST CAPITAL
                                  CORPORATION
                                           , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the Offering are:

    Securities and Exchange Commission Registration Fee........................  $15,862
    NASD Filing Fee............................................................    5,100
    Nasdaq National Market Listing Fee.........................................     *
    Legal Fees and Expenses....................................................     *
    Accounting Fees and Expenses...............................................     *
    Blue Sky Fees and Expenses (including legal fees)..........................     *
    Printing Expenses..........................................................     *
    Transfer Agent and Registrar Fees..........................................     *
    Miscellaneous..............................................................     *
                                                                                 -------
              TOTAL............................................................  $  *
                                                                                 =======

- ---------------

* to be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware grants to the Company the authority to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware also allows the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the authority to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

     The Company's Bylaws provide for the indemnification of its officers and directors and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the General Corporation Law of the State of Delaware. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions by the Bylaws.

     The above discussion of the General Corporation Law of the State of Delaware and of the Restated Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute and the Restated Certificate of Incorporation and Bylaws.

     Reference is made to the form of Underwriting Agreement filed as Exhibit
1.1 to the Registration Statement for certain provisions regarding the indemnification of the Company, its officers and directors and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 21, 1996, in connection with the Reorganization, The Registrant issued 1,000 shares of Class B Common Stock to Dailey Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Lawrence Industries, Inc. All of the shares of capital stock of the Registrant's predecessor, which were held by Lawrence Industries, Inc., were then exchanged for additional shares of Dailey Holdings Inc. See "The Company -- Reorganization; Relationship with Lawrence". The aggregate consideration paid for these shares was, in effect, all of the capital stock of the Registrant's predecessor. The sale of such securities was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

         +1.1        -- Form of Underwriting Agreement.
         +2.1        -- Plan and Agreement of Merger by and between Dailey Petroleum Services
                        Corp., Dailey Corporation and DPSC Holdings Inc., dated May 29, 1996.
          3.1        -- Certificate of Incorporation of the Company.
         +3.2        -- Bylaws of the Company.
         +4.1        -- Form of Class A Common Stock Certificate.
          4.2        -- See Exhibits 3.1 and 3.2 for provisions of the Certificate of
                        Incorporation and Bylaws of the Company defining the rights of the holders of Common Stock.
         +4.3        -- Second Amended and Restated Loan Agreement by and between Dailey
                        Petroleum Services Corp. and First Interstate Bank of Texas, N.A.,
                        dated December 13, 1995.
         +4.4        -- Revolving Credit Note in Favor of First Interstate Bank of Texas,
                        N.A., dated December 13, 1995.
         +4.5        -- Second Amended and Restated Subordination Agreement by and among
                        Lawrence Industries, Inc., First Interstate Bank of Texas, N.A. and
                        Dailey Petroleum Services Corp., dated December 13, 1995.
         +4.6        -- Second Amended and Restated Commercial Security Agreement by and
                        between First Interstate Bank of Texas, N.A. and Dailey Petroleum
                        Services Corp., dated December 13, 1995.
         +4.7        -- Second Amended Notice of Security Interest in Intellectual Property
                        in Favor of First Interstate Bank of Texas, N.A., dated December 13,
                        1995.
         +5.1        -- Opinion of Fulbright & Jaworski L.L.P.
        +10.1        -- Relationship Agreement dated             , 1995, by and between the
                        Company and Lawrence Industries, Inc.
        +10.2        -- Office Lease Agreement dated             , 19  , by and between the
                        Company as lessee and Lawrence International, Inc. as lessor
        +10.3        -- Service Center Lease Agreement dated             , 19  , by and
                        between the Company as lessee and Lawrence International, Inc. as lessor

        +10.4        -- Registration Rights Agreement dated             , 19  , by and
                        between the Company and Lawrence, Inc.
        +10.5        -- Form of Employment Agreement by and between the Company and certain members of Management.
        +10.6        -- Dailey Corporation 401(k) Plan
        +10.7        -- Dailey Corporation 1996 Key Employee Stock Plan
        +10.8        -- Dailey Corporation 1996 Non-Employee Director Stock Option Plan.
        +10.9        -- Second Amended and Restated Loan Agreement by and between Dailey
                        Petroleum Services Corp. and First Interstate Bank of Texas, N.A.,
                        dated December 13, 1995 (set forth as Exhibit 4.3)
        +10.10       -- Form of Tax Allocation Agreement
         21.1        -- List of subsidiaries of the Company.
         23.1        -- Consent of Ernst & Young LLP.
        +23.2        -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
         24.1        -- Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-5).
         27.1        -- Financial Data Schedule.

- ---------------

+ To be filed by amendment.

     (b) Financial Statement Schedules:

     The following financial statement schedule is included in Part II of this Registration Statement, can be found on the page indicated and should be read in conjunction with the financial statements and notes thereto:

                                         ITEM                                       PAGE
    ------------------------------------------------------------------------------  ----
    Report of Independent Auditors on Schedule....................................  S-1
    Schedule II -- Valuation and Qualifying Accounts..............................  S-2

     All other financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are omitted because they are not required under the related instructions, are inapplicable or the required information is included elsewhere in the financial statements.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the foregoing provisions may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Securities Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 24, 1996.

                                            DAILEY CORPORATION

                                            By:   /s/  JAMES F. FARR
                                               ---------------------------------
                                                       James F. Farr
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints James F. Farr and William D. Sutton, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------   ---------------
          /s/  J. D. LAWRENCE                  Chairman of the Board             May 24, 1996
    ------------------------------------
               J. D. Lawrence

           /s/  JAMES F. FARR                  President and Chief Executive     May 24, 1996
    -----------------------------------          Officer and Director
                James F. Farr                    (Principal Executive
                                                 Officer)

          /s/ WILLIAM D. SUTTON                Senior Vice President, General    May 24, 1996
    -----------------------------------          Counsel, Secretary and
              William D. Sutton                  Director


           /s/ David T. Tighe                  Senior Vice President,            May 24, 1996
    -----------------------------------          Finance, Chief Financial
               David T. Tighe                    Officer, Treasurer and
                                                 Director (Principal
                                                 Financial Officer and
                                                 Principal Accounting
                                                 Officer)

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

To the Board of Directors and Stockholder of Dailey Corporation

     We have audited the consolidated financial statements of Dailey Corporation, a Delaware corporation, (successor to Dailey Petroleum Services Corp.) as of April 30, 1995, and for each of the two years in the period ended April 30, 1995, and have issued our report thereon dated July 14, 1995, except
for Note 1 as to which the date is June   , 1996 (included elsewhere in this
Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Houston, Texas
July 14, 1995, except for Note 1 as to which
  the date is June   , 1996

- --------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon completion of the reorganization of the capital accounts of the Company as described in Note 1 to the consolidated financial statements.

                                          ERNST & YOUNG LLP
Houston, Texas
May 23, 1996

                               DAILEY CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                      ADDITIONS
                                                   ----------------

                                      BALANCE
                                        AT         CHARGED TO  CHARGED TO                   BALANCE
                                     BEGINNING     COSTS AND      OTHER                    AT END OF
                DESCRIPTION          OF PERIOD     EXPENSES     ACCOUNTS      WRITE-OFFS    PERIOD
          -----------------------    ---------     ----------  ----------     ---------    ----------
1994      Allowance for Bad Debt     $1,301,000    $184,000        0          $(175,000)    $1,310,000
                                     ==========    ========       ==          =========     ==========
          Inventory Reserve           $ 973,000           0        0          $ (21,000)    $  952,000
                                     ==========    ========       ==          =========     ==========
1995      Allowance for Bad Debt     $1,310,000    $140,000        0          $ (94,000)    $1,356,000
                                     ==========    ========       ==          =========     ==========
          Inventory Reserve          $  952,000           0        0          $ (60,000)    $  892,000
                                     ==========    ========       ==          =========     ==========
1996      Allowance for Bad Debt     $1,356,000    $256,000        0          $(287,000)    $1,325,000
                                     ==========    ========       ==          =========     ==========
          Inventory Reserve          $  892,000           0        0          $ (88,000)    $  804,000
                                     ==========    ========       ==          =========     ==========

                               INDEX TO EXHIBITS

      EXHIBITS                                     DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         +1.1        -- Form of Underwriting Agreement.
         +2.1        -- Plan and Agreement of Merger by and between Dailey Petroleum Services
                        Corp., Dailey Corporation and DPSC Holdings Inc., dated May 29, 1996.
          3.1        -- Certificate of Incorporation of the Company.
         +3.2        -- Bylaws of the Company.
         +4.1        -- Form of Class A Common Stock Certificate.
          4.2        -- See Exhibits 3.1 and 3.2 for provisions of the Certificate of
                        Incorporation and Bylaws of the Company defining the rights of the holders of Common Stock.
         +4.3        -- Second Amended and Restated Loan Agreement by and between Dailey
                        Petroleum Services Corp. and First Interstate Bank of Texas, N.A.,
                        dated December 13, 1995.
         +4.4        -- Revolving Credit Note in Favor of First Interstate Bank of Texas,
                        N.A., dated December 13, 1995.
         +4.5        -- Second Amended and Restated Subordination Agreement by and among
                        Lawrence Industries, Inc., First Interstate Bank of Texas, N.A. and
                        Dailey Petroleum Services Corp., dated December 13, 1995.
         +4.6        -- Second Amended and Restated Commercial Security Agreement by and
                        between First Interstate Bank of Texas, N.A. and Dailey Petroleum
                        Services Corp., dated December 13, 1995.
         +4.7        -- Second Amended Notice of Security Interest in Intellectual Property
                        in Favor of First Interstate Bank of Texas, N.A., dated December 13,
                        1995.
         +5.1        -- Opinion of Fulbright & Jaworski L.L.P.
        +10.1        -- Relationship Agreement dated             , 1995, by and between the
                        Company and Lawrence Industries, Inc.
        +10.2        -- Office Lease Agreement dated             , 19  , by and between the
                        Company as lessee and Lawrence International, Inc. as lessor
        +10.3        -- Service Center Lease Agreement dated             , 19  , by and
                        between the Company as lessee and Lawrence International, Inc. as lessor
        +10.4        -- Registration Rights Agreement dated             , 19  , by and
                        between the Company and Lawrence, Inc.
        +10.5        -- Form of Employment Agreement by and between the Company and certain members of Management.
        +10.6        -- Dailey Corporation 401(k) Plan
        +10.7        -- Dailey Corporation 1996 Key Employee Stock Plan
        +10.8        -- Dailey Corporation 1996 Non-Employee Director Stock Option Plan.
        +10.9        -- Second Amended and Restated Loan Agreement by and between Dailey
                        Petroleum Services Corp. and First Interstate Bank of Texas, N.A.,
                        dated December 13, 1995 (set forth as Exhibit 4.3)
        +10.10       -- Form of Tax Allocation Agreement
         21.1        -- List of subsidiaries of the Company.
         23.1        -- Consent of Ernst & Young LLP.
        +23.2        -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
         24.1        -- Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-5).
         27.1        -- Financial Data Schedule.

- ---------------

+ To be filed by amendment.